EXHIBIT 2.1

EXECUTION COPY

SALE AND PURCHASE AGREEMENT

among

JPMORGAN CHASE & CO.,

J.P. MORGAN INVEST INC.,

and

E*TRADE FINANCIAL CORPORATION

Dated as of September 28, 2005

-i-

TABLE OF CONTENTS

(continued)

-ii-

TABLE OF CONTENTS

(continued)

Exhibit A	Corporate Transition Services Agreement
Exhibit B	IT Transition Services Agreement
Exhibit C	Clearing Agreement
Exhibit D	Trademark Assignment Agreement

Seller Disclosure Schedule

Purchaser Disclosure Schedule

-iii-

SALE AND PURCHASE AGREEMENT

SALE AND PURCHASE AGREEMENT, dated as of September 28, 2005 (this “Agreement”), among JPMORGAN CHASE & CO., a Delaware corporation (“Seller Parent”), J.P. MORGAN INVEST INC., a Delaware corporation (“Seller”), and E*TRADE FINANCIAL CORPORATION, a Delaware corporation (“Purchaser”).

WITNESSETH

WHEREAS, Seller is the beneficial and record owner of all of the issued and outstanding membership interests (the “Membership Interests”) of J.P. Morgan Invest, LLC., a Delaware limited liability company (the “Company”);

WHEREAS, the Company is engaged in, among other things, the business of providing self-directed, deep-discount securities brokerage services branded under the name “BrownCo” primarily to retail and other customers and primarily in the United States (the “Business”, which term shall exclude the Excluded Business (as defined below));

WHEREAS, Seller is a wholly owned Subsidiary of Seller Parent;

WHEREAS, on the terms and subject to the conditions set forth herein, Seller Parent and Seller desire to sell, and Purchaser desires to purchase, all of the Membership Interests; and

WHEREAS, prior to the Closing (as defined below), the Company intends to distribute as a dividend or sell for cash to Seller or one or more Subsidiaries of Seller Parent (other than the Company), the Excluded Assets and to complete the other steps of the Reorganization described herein;

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements hereinafter set forth, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. The following terms when used in this Agreement shall have the following meanings:

“401(k) Plan” has the meaning set forth in Section 7.7(a).

“Adjusted Purchase Price” means One Billion Six Hundred Million Dollars ($1,600,000,000) plus the excess (or minus the deficiency) of the Closing Date Adjusted Book Value over the Target Adjusted Book Value, as finally determined in accordance with Section 2.3.

“Affected Employees” means (a) those Persons who are active employees of the Company immediately prior to the Closing Date and (b) employees of the Company who return to employment with the Company immediately following the termination of an authorized leave of absence that begins prior to the Closing Date; provided that “Affected Employees” shall exclude, in either case (i) the Retained Employees (but subject to Section 7.1(a)), and (ii) the Excluded Employees.

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such specified Person.

“Aggregate Debits” means, as of any date, the amount calculated on the same basis as the corresponding amount calculated as of June 30, 2005 as set forth in 1.1(a) of the Seller Disclosure Schedule and, to the extent not set forth therein, as specified in Rule 15c3-1 under the Exchange Act. For the avoidance of doubt, the parties acknowledge and agree that, to the extent the calculations set forth in Section 1.1(a) of the Seller Disclosure Schedule differ from the provisions of Rule 15c3-1 under the Exchange Act, the calculations set forth in Section 1.1(a) of the Seller Disclosure Schedule shall govern.

“Agreement” has the meaning set forth in the preamble hereof.

“Allocation Statement” has the meaning set forth in Section 2.4(a).

“Ancillary Agreements” means the collective reference to the Corporate Transition Services Agreement, the IT Transition Services Agreement, the Clearing Agreement, the Boston Sublease, the Tampa Sublease and the Trademark Assignment Agreement.

“Applicable Law” has the meaning set forth in Section 4.3.

“Benefit Plans” has the meaning set forth in Section 4.10(a).

“Boston Company Premises” means the portion of the Leased Premises to be occupied by Purchaser and its Affiliates (including the Company) following the Closing and that will not be subject to the Boston Sublease.

“Boston Sublease” means a sublease for the portion of the Leased Premises described in Section 6.8 of the Seller Disclosure Schedule, on the terms and conditions set forth in Section 6.8 of the Seller Disclosure Schedule.

“Brown Trademarks” means the mark “BROWNCO” and any logo, trademark, trade name or service mark owned by the Seller, Seller Parent or any of their Affiliates using the mark “BROWNCO” or used together with or associated with the mark BROWNCO, any registrations or applications for registration of such marks, and all rights and privileges pertaining thereto.

“Business” has the meaning set forth in the recitals hereto.

“Business Day” means any day which is not a Saturday, Sunday or a day on which banks in New York, New York, are authorized or obligated by law or executive order to be closed.

“Claim Notice” has the meaning set forth in Section 11.3(a).

“Clearing Agreement” means the clearing agreement, to be entered into on the Closing Date, in the form attached hereto as Exhibit C.

“Closing” has the meaning set forth in Section 3.1.

“Closing Date” has the meaning set forth in Section 3.1.

“Closing Date Adjusted Balance Sheet” has the meaning set forth in Section 2.3(a).

“Closing Date Adjusted Book Value” means the amount equal to (i) the total assets of the Company minus (ii) the total liabilities of the Company, in each case as reflected in the Closing Date Adjusted Balance Sheet prepared in accordance with the requirements of Section 2.3(a); provided, however, that for purposes of determining the Closing Date Adjusted Book Value, the following assets and liabilities that would otherwise be so reflected shall be disregarded: (A) all intangible assets, (B) all fixed assets of the Company (including all furniture, equipment, software, and leasehold improvements), (C) all deferred Tax assets, (D) all Excluded Assets, (E) all liabilities associated with lease obligations pursuant to Contracts constituting part of the Excluded Liabilities, (F) all liabilities for Taxes (except to the extent otherwise provided in Section 2.3(a) of the Seller Disclosure Schedule), and (G) all other accrued expenses and other liabilities constituting Excluded Liabilities or otherwise assumed by Seller; and provided, further, that the Closing Date Adjusted Book Value shall include net capital, as computed in accordance with Section 1.1(a) of the Seller Disclosure Schedule, equal to at least 7.5% of Aggregate Debits.

“Code” means the Internal Revenue Code of 1986, as amended.

“Combination Transaction” has the meaning set forth in Section 6.5(b)(ii).

“Combining Person” has the meaning set forth in Section 6.5(b)(ii).

“Company” has the meaning set forth in the recitals hereto.

“Company Filings” has the meaning set forth in Section 4.8(c).

“Company Financial Statements” has the meaning set forth in Section 4.6(a).

“Company Office Lease” means the office lease listed in Section 1.1(b) of the Seller Disclosure Schedule.

“Confidential Memorandum” means the Confidential Information Memorandum, dated August 10, 2005, provided to Purchaser on behalf of Seller by J.P. Morgan Securities Inc.

“Confidentiality Agreement” means the Confidentiality Agreement, dated as of August 7, 2005, between Seller Parent and Purchaser relating to, among other things, the confidentiality of certain information provided by or on behalf of Seller to Purchaser with respect to the Business.

“Contract” has the meaning set forth in Section 4.3.

“Corporate Transition Services Agreement” means the transition services agreement, to be entered into on the Closing Date, in the form attached hereto as Exhibit A.

“CPA Firm” has the meaning set forth in Section 2.3(c).

“Damages” has the meaning set forth in Section 11.1(a).

“De Minimis Claim” has the meaning set forth in Section 11.1(b)(i).

“Deductible” has the meaning set forth in Section 11.1(b)(ii).

“Divestiture” has the meaning set forth in Section 6.3(b).

“Environmental Claim” means any written claim, notice, complaint, proceeding or litigation by any third person alleging any violation of, or any liability under, any Environmental Laws.

“Environmental Laws” means all applicable federal, state and local statutes, rules, regulations, ordinances, and orders relating to pollution or protection of natural resources or the environment.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means a Person required at any particular time to be aggregated with any of the Company or any Subsidiary under Sections 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.

“Estimated Closing Date Adjusted Book Value” has the meaning set forth in Section 2.2.

“Estimated Purchase Price” means One Billion Six Hundred Million Dollars ($1,600,000,000) plus the excess (or minus the deficiency) of the Estimated Closing Date Adjusted Book Value over the Target Adjusted Book Value, as determined by Seller in accordance with Section 2.2.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC thereunder.

“Excluded Accounts” means all customer accounts maintained by the Company as part of the Excluded Business on the Closing Date and the customer relationships and goodwill relating thereto.

“Excluded Assets” means the following assets of the Company:

(i) except as otherwise required by the second proviso in the definition of Closing Date Adjusted Book Value, all cash of the Company, other than cash of the Company that is segregated and held for the accounts of customers;

(ii) all Contracts to which the Company is a party listed in Section 2.1 of the Seller Disclosure Schedule;

(iii) the Company’s seat on the New York Stock Exchange;

(iv) all IT Assets of the Company;

(v) all personal property of the Company (including all furniture, fixtures, equipment and leasehold improvements), other than (A) all Office Equipment and (B) all other personal property (including furniture, fixtures, equipment and leasehold improvements) located at the Boston Company Premises;

(vi) all assets of the Company (other than personal property of the Company located at the Boston Company Premises and Office Equipment) used or held for use primarily in connection with the Excluded Business, including the Excluded Accounts and any Contracts (in addition to those referred to in clause (ii) above) between the Company and the customers of the Excluded Business pursuant to which the services of the Excluded Business are made available to such customers; and

(vii) all claims, causes of action, rights of recovery and rights of set-off of any kind to the extent pertaining to or arising out of the Excluded Assets or the Excluded Liabilities.

“Excluded Business” means (i) the Company businesses associated with the accounts acquired under the “JPMorgan INVEST” brand, including the Company’s IRA rollover and retirement plan self-directed accounts, and (ii) any order flow sent to the Company by the private banking, retirement plan services or investment management businesses of Seller Parent and its Affiliates.

“Excluded Employees” means those employees of the Company who are inactive as of the Closing Date due to authorized leave of absence or short- or long-term disability (but not employees who as of the Closing Date are (i) on vacation or (ii) out sick and are reasonably expected to return to work no later than five days after the Closing).

“Excluded Liabilities” means (i) all liabilities arising under Contracts that are Excluded Assets, (ii) all reserves relating to the Excluded Accounts, (iii) all other liabilities to the extent arising out of the Excluded Assets regardless of when incurred, (iv) Excluded Taxes, (v) all liabilities and obligations associated with or incurred in connection with the Retained Employees, the Excluded Employees and any employee terminated by the

Company prior to the date hereof, (vi) all liabilities associated with any of the Benefit Plans (except as specifically set forth in Article VII hereof), (vii) all liabilities arising out of the Reorganization, (viii) all liabilities and obligations arising from the matters set forth on Section 1.1(d) of the Seller Disclosure Schedule and (ix) all liabilities under the retention agreements referred to in Section 4.10(a) of the Seller Disclosure Schedule.

“Excluded Taxes” means (i) all Taxes imposed on or payable by or with respect to Seller or the Company for any taxable period ending on or prior to the Closing Date; (ii) with respect to Straddle Periods, all Taxes imposed on or payable by or with respect to Seller or the Company which are allocable, pursuant to Section 10.1(a) hereof, to the portion of such period ending on (and including) the Closing Date; (iii) all Taxes for which the Company is held liable pursuant to Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign law) by reason of the Company’s (or any predecessor entity’s) having been included in any consolidated, affiliated, combined or unitary group together with any party other than Purchaser at any time prior to the Closing Date; (iv) all Taxes resulting from the failure of any of the representations and warranties contained in Section 4.11 hereof to be true and correct or the failure of Seller to perform any covenant contained in this Agreement with respect to Taxes; (v) all Taxes resulting from, arising out of, based on, or relating to the Reorganization or any other Taxes relating to the transactions contemplated by this Agreement (other than Transfer Taxes for which Purchaser is responsible pursuant to Section 10.1(d)); and (vi) any costs and expenses, including reasonable attorneys’ fees, incurred or arising in connection with or in respect of the assessment, assertion, contest or imposition of a Tax described in any of clauses (i) through (v) above (it being understood for the avoidance of doubt that the penultimate sentence of Section 11.3(b) shall not apply to any costs and expenses described in this clause (vi)).

“Financing Commitment” has the meaning set forth in Section 5.7.

“Final Closing Statement” has the meaning set forth in Section 2.3(c).

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Approvals” has the meaning set forth in Section 4.4(a).

“Governmental Authority” has the meaning set forth in Section 4.3.

“Hazardous Materials” means all materials defined as “hazardous” or “toxic” or any other term of similar import under any Environmental Law, including petroleum, friable asbestos and polychlorinated biphenyls.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indemnified Entity” has the meaning set forth in Section 11.3(a).

“Indemnified Purchaser Entities” has the meaning set forth in Section 11.1(a).

“Indemnified Seller Entities” has the meaning set forth in Section 11.2(a).

“Indemnifying Party” has the meaning set forth in Section 11.3(a).

“Intellectual Property” means United States and foreign intellectual property, including (a)(i) inventions, discoveries, processes, algorithms, formulae, technology, know-how and related improvements, whether or not patented or patentable; (ii) copyrights and copyrightable works (including software, code, applications, databases, website content, documentation and related items); (iii) trademarks, service marks, trade names, corporate names, domain names, logos, trade dress and other source indicators and the goodwill associated therewith and symbolized thereby; (iv) trade secrets and confidential or proprietary information; (b) all applications, registrations, patents, certifications and recordings relating thereto; and (c) all rights to obtain renewals, extensions, continuations, continuations-in-part, reissues, divisions or similar legal protections related thereto.

“IRS” means the Internal Revenue Service or any successor agency or authority.

“IT Assets” means all (i) computers, servers, printers, routers, switches, data storage devices, backup devices, PBX (telephone switch equipment), and other hardware, including equipment and associated attachments, features, accessories and peripheral devices, (ii) wide area network, virtual private network, local area network and other internet and intranet communications tools and equipment and all software and equipment used to transmit voice and data, including connections to third parties which support the Business, and (iii) computer software, source code, computer programs, operating systems, control programs and other elements of the operating environment and all databases, services, processes, data, files or other information contained or stored therein or transmitted thereby (other than Customer account data relating to accounts other than Excluded Accounts) and all improvements, fixes, releases and updates related thereto and all documentation associated therewith; provided, however, that the “IT Assets” shall in no event include the Office Equipment.

“IT Transition Services Agreement” means the transition services agreement, to be entered into on the Closing Date, in the form attached hereto as Exhibit B.

“June Adjusted Balance Sheet” means the adjusted balance sheet of the Company, after giving effect to the Reorganization, set forth in Section 2.3(a) of the Seller Disclosure Schedule, which balance sheet was prepared in accordance with the accounting policies, principles, bases and methods, and related calculation principles, set forth in Section 2.3(a) of the Seller Disclosure Schedule.

“Knowledge of Seller” means the actual knowledge of those Persons listed in Section 1.1(c) of the Seller Disclosure Schedule.

“Leased Premises” means the premises leased pursuant to the Company Office Lease.

“Lien” means any mortgage, pledge, lien, charge, security interest or other encumbrance of any kind.

“Major Transaction” has the meaning set forth in Section 6.5(b)(ii).

“Material Adverse Effect” means any (a) effect that is materially adverse to the business, assets (other than Excluded Assets), results of operations or financial condition of the Company, other than any such effect attributable to or resulting from (i) the transactions contemplated by this Agreement or proximately from the announcement thereof, (ii) any change in financial securities or other market conditions (including market price and trading volume fluctuations) or prevailing interest rates, (iii) any change in Applicable Law, GAAP, regulatory accounting principles or in the interpretations of any of the foregoing, each case, after the date hereof, (iv) any change in economic or political conditions (including acts of war, declared or undeclared, armed hostilities, sabotage and terrorism) or (v) any act or omission by Seller Parent or any of its Subsidiaries taken with the prior consent or at the direction or request of Purchaser in accordance with the requirements of this Agreement or (b) prohibition or impairment of the ability of Seller or Seller Parent to perform their material obligations under this Agreement on a timely basis.

“Material Contract” means each of the following Contracts to which the Company is a party, except in each case any contract with customers of the Business and any such Contract that constitutes a part of the Excluded Assets:

(i) Contracts providing for the payment by or to the Company in an aggregate amount for the unexpired term thereof equal to or greater than $200,000;

(ii) loan agreements, indentures, letters of credit (including related letter of credit applications and reimbursement obligations), mortgages, security agreements, pledge agreements, deeds of trust, bonds, notes, guarantees, instruments and other contracts relating to the incurrence of indebtedness or obtaining of or extension of credit;

(iii) joint venture, partnership, alliance, cooperation and similar agreements involving a sharing of profits or expenses;

(iv) agreements prohibiting or restricting the ability of the Company to conduct its business, operate in any geographical area or compete with any Person;

(v) material Contracts in respect of or with affinity partnerships and registered investment advisors;

(vi) agreements which require the referral by the Company of any business or require the Company to make available to its customers investment or other business opportunities or products or services on a priority, equal or exclusive basis;

(vii) all Contracts with a Governmental Authority; and

(viii) all Contracts entered into by the Company relating to the acquisition or divestiture of a business that contain ongoing indemnification or other payment obligations of the Company.

“Membership Interests” has the meaning set forth in the recitals hereto.

“NASD” means NASD, Inc. and its wholly-owned Subsidiary, NASD Regulation, Inc.

“Non-Compete Period” has the meaning set forth in Section 6.5(a).

“Non-Qualified Plan” has the meaning set forth in Section 7.7(b).

“NYSE” means the New York Stock Exchange, Inc.

“Objection” has the meaning set forth in Section 2.3(b).

“Office Equipment” means all personal and laptop computers (including desktop software and build currently on such computers), telephones, fax machines and network and local printers located at Purchaser’s Boston Leased Premises or at the premises subject to the Tampa Sublease.

“Permits” has the meaning set forth in Section 4.8(b).

“Permitted Liens” means (i) Liens for taxes, assessments or other governmental charges not yet due or which are being contested in good faith by appropriate proceedings, (ii) carriers’, warehousemen’s, mechanics’, materialmen’s, repairman’s or other similar Liens arising in the ordinary course of business securing obligations that are not overdue for a period of more than thirty (30) calendar days or (iii) Liens on assets or properties that do not materially impair business operations or the use of such assets or properties in the ordinary course of business.

“Person” means any individual, corporation, company, partnership (limited or general), limited liability company, joint venture, association, trust, unincorporated organization or other business entity.

“Plan” means any employment, consulting, bonus, incentive compensation, deferred compensation, pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock, equity (or equity-based), leave of absence, layoff, vacation, day or dependent care, legal services, cafeteria, life, health, medical, dental, vision, welfare, accident, disability, workmen’s compensation or other insurance, severance, separation, termination, change of control, collective bargaining or other benefit plan, understanding, agreement, practice, policy or arrangement of any kind, whether written or oral, and whether or not subject to ERISA, including, but not limited to, any “employee benefit plan” within the meaning of Section 3(3) of ERISA.

“Pre-Closing Matters” has the meaning set forth in Section 6.4(b).

“Prime Rate” has the meaning set forth in Section 2.3(d).

“Purchase Price” means the purchase price paid by the Purchaser for the Membership Interests, as such purchase price may be adjusted pursuant to Section 2.3.

“Purchaser” has the meaning set forth in the preamble hereof.

“Purchaser Disclosure Schedule” means the disclosure schedule delivered by Purchaser to Seller at the time of execution hereof.

“Reorganization” means the transfer of the Excluded Business, the Excluded Assets and the Excluded Liabilities (other than liabilities for Taxes referred to in clause (iv) of the definition thereof) to Seller Parent and its Subsidiaries and the other actions detailed in Section 6.7 hereof and Section 6.7 of the Seller Disclosure Schedule.

“Restricted Business” means the business of providing online, self-directed, deep discount brokerage services primarily directed at the active trader segment of the retail customer market; -provided that the Restricted Business shall not include the foregoing business unless provided on a stand-alone basis and not as part of a diversified suite of products offered to customers of Seller Parent and its Affiliates.

“Retained Employees” shall mean (i) the employees of the Company that are employed in the Company’s IT Production Management Group or that report (directly or indirectly) to the director of such Group or to the Company’s Chief Information Officer, all of which employees as of the date hereof are listed on Schedule 7.1(a), (ii) the employees of the Company engaged primarily in the Excluded Business as of the date hereof and listed on Schedule 7.1(b) and (iii) all Persons first hired following the date hereof to replace or perform the same functions as any of the Persons referred to in clause (i) or (ii) above.

“Retirement Plan” has the meaning set forth in Section 7.7(a).

“SEC” means the Securities and Exchange Commission.

“Seller” has the meaning set forth in the preamble hereof.

“Seller Customer Data” means all personally identifiable information about any present or former customer of the Excluded Business and all other information related to each such customer, such customer’s accounts with the Company or any activities or transactions in such accounts, it being understood that information gathered by Purchaser and its Affiliates independently, in the ordinary course of their businesses, and without any use of information in the Company’s possession concerning such customers of the Excluded Business, about Persons who are also customers of Purchaser and its Affiliates shall not be considered Seller Customer Data.

“Seller Disclosure Schedule” means the disclosure schedule delivered by Seller to Purchaser at the time of execution hereof.

“Seller Marks” has the meaning set forth in Section 6.6(a).

“Seller Parent” has the meaning set forth in the preamble hereof.

“Seller’s Insurance Policies” has the meaning set forth in Section 6.4(b).

“Straddle Period” has the meaning set forth in Section 10.1(a).

“Subsidiary” means, with respect to any Person, a corporation or other entity of which such Person owns, directly or indirectly through one or more intermediaries, at least a majority of the outstanding shares of stock or other equity interests having ordinary voting power to elect a majority of the board of directors (or comparable body) of such corporation or other entity. Ownership through fiduciary, trust, custodial, nominee or similar arrangements for the account of customers shall not constitute ownership of stock or other equity interests for purposes of this definition.

“Survival Period” has the meaning set forth in Section 12.1.

“Tampa Sublease” means a sublease between JPMorgan Chase Bank, N.A., as sub-lessor, and the Company, as sub-tenant, for the Company’s Tampa, Florida premises and the furniture and fixtures located at such premises, for a term which ends on the later of (i) September 30, 2006 and (ii) the last day that Seller Parent or any of its Affiliates has the right to occupy the Tampa, Florida premises currently occupied by the Company, or such earlier date as the parties shall mutually agree, and on the other terms and conditions set forth in Section 6.8 of the Seller Disclosure Schedule.

“Target Adjusted Book Value” means $281,237,539.

“Tax Return” means any return, report, information return or other document (including any related or supporting information) required to be filed with any taxing authority with respect to Taxes, including information returns, claims for refunds of Taxes, withholding forms, declarations of estimated Tax, and any amendments or supplements to any of the foregoing (and, including for the avoidance of doubt any Forms W-2 and 1042-S and Forms in the Series 1098, 1099 and 5498 provided to or completed in respect of third parties).

“Taxes” means (i) all taxes, charges, levies, penalties or other assessments imposed by any United States federal, state, local or foreign taxing authority, including but not limited to income, excise, property, sales, transfer, franchise, payroll, withholding, social security or other similar taxes, including any interest or penalties, additions to Tax or additional amounts imposed by any Taxing Authority attributable thereto; and (ii) any liability in respect of any item described in (i) hereof by reason of a contract, by operation of law (including Treasury Regulations Section 1.1502-6) or otherwise.

“Taxing Authority” means the IRS or any other Governmental Authority having authority with regard to the administration of any Tax.

“Third Party” has the meaning set forth in Section 11.3(a).

“Third Party Consents” has the meaning set forth in Section 4.4(b).

“Trademark Assignment Agreement” means the trademark assignment agreement, to be entered into on the Closing Date, substantially in the form attached hereto as Exhibit D.

“Transfer Taxes” means all liabilities for transfer, sales, use, value added, registration, documentary, stamp and other Taxes arising in connection with the consummation of the transactions contemplated hereby, other than Taxes based on or measured with reference to net income and other than payroll Taxes.

“United States” means the United States (including Puerto Rico) and its territories and possessions.

“Vacation Policy” has the meaning set forth in Section 7.4.

1.2 Interpretation. (a) In this Agreement, unless the context otherwise requires, references to:

(i) the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement;

(ii) the preamble or the recitals, Sections or Schedules refer to the preamble or a recital or Section of, or Schedule to, this Agreement;

(iii) any Contract (including this Agreement) refer to the Contract as amended, modified, supplemented or replaced from time to time;

(iv) any statute or regulation refer to the statute or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under the statute) and to any section of any statute or regulation include any successor to the section;

(v) any Governmental Authority includes any successor to the Governmental Authority; and

(vi) this Agreement are to this Agreement and the Schedules to it.

(b) The table of contents and headings contained in this Agreement are for reference purposes only and do not limit or otherwise affect any of the provisions of this Agreement.

(c) Whenever the word “include,” “includes” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation.”

(d) This Agreement is the product of negotiation by the parties having the assistance of counsel and other advisers. It is the intention of the parties that this Agreement not be construed more strictly with regard to one party than with regard to any other.

ARTICLE II

PURCHASE AND SALE

2.1 Sale and Delivery of Membership Interests. On the terms and subject to the conditions of this Agreement, Seller shall, at the Closing on the Closing Date, sell and transfer to Purchaser, and Purchaser shall purchase and accept from Seller, all of the Membership Interests.

2.2 Payment of Estimated Purchase Price. Not less than two Business Days prior to the Closing Date, Seller shall deliver to Purchaser its good faith estimate of the Closing Date Adjusted Book Value of the Company (the “Estimated Closing Date Adjusted Book Value”). On the terms and subject to the conditions of this Agreement and against transfer of the Membership Interests as provided in Section 2.1 and the other deliveries of Seller set forth in Section 3.2, Purchaser shall pay, at the Closing on the Closing Date, by wire transfer of immediately available funds to such account or accounts as Seller shall designate in writing to Purchaser not less than one Business Day prior to the Closing Date, the Estimated Purchase Price and shall make the other deliveries set forth in Section 3.3.

2.3 Purchase Price Adjustment.

(a) Within 60 days after the Closing Date, Purchaser will prepare an unaudited statement of financial condition of the Company as of the Closing Date, after giving effect to the Reorganization on a pro forma basis, completed in accordance with Section 6.7 of the Seller Disclosure Schedule, and a calculation of the Closing Date Adjusted Book Value (collectively, the “Closing Date Adjusted Balance Sheet”). The Closing Date Adjusted Balance Sheet shall be prepared in the same manner and using the same accounting policies, principles, bases, methods and calculation principles as used in the preparation of the June Adjusted Balance Sheet, as set forth in Section 2.3(a) of the Seller Disclosure Schedule, except as otherwise stated in Section 2.3(a) of the Seller Disclosure Schedule. Seller shall provide such assistance and cooperation to Purchaser in the preparation of the Closing Date Adjusted Balance Sheet and the calculation of the Closing Date Adjusted Book Value set forth therein as Purchaser may reasonably request.

(b) Following the delivery by Purchaser to Seller of the Closing Date Adjusted Balance Sheet, Seller shall have a period of 30 days in which to review the Closing Date Adjusted Balance Sheet and the calculation of the Closing Date Adjusted Book Value. Seller and its accountants shall be provided with reasonable access to the work papers of Purchaser and its accountants in connection with such review. In the event that Seller determines that the Closing Date Adjusted Balance Sheet and/or the calculation of Closing Date Adjusted Book Value have not been prepared on a basis consistent with the requirements of Section 2.3(a) (including the defined terms used therein), Seller shall, on or before the last day of such 30-day period, inform Purchaser in writing of such determination (the “Objection”), setting forth in reasonable detail a specific description of the basis of the Objection, the adjustments to the Closing Date Adjusted Balance Sheet and/or the calculation of Closing Date Adjusted Book Value that Seller believes should be made, and, if different from Purchaser’s calculation thereof, Seller’s calculation of the Closing Date Adjusted Book Value. Seller shall be deemed to have accepted any items not specifically disputed in the Objection. Failure to so notify Purchaser shall constitute acceptance and approval of Purchaser’s preparation of the Closing Date Adjusted Balance Sheet and calculation of the Closing Date Adjusted Book Value.

(c) Purchaser shall then have 30 days following the date it receives the Objection to review and respond to the Objection, during which period Seller and Purchaser shall negotiate in good faith to resolve the Objection. If Seller and Purchaser are unable to resolve all of their disagreements with respect to the determination of the foregoing items by the 30th day following the date on which Purchaser receives the Objection, after having used their good faith efforts to reach a resolution, they shall refer their remaining differences to KPMG LLP (or if they are unable or unwilling to serve, a firm of accountants of nationally recognized standing reasonably satisfactory to Seller and Purchaser) (the “CPA Firm”), who shall, acting as experts in accounting and not as arbitrators, determine on a basis consistent with the requirements of Section 2.3(a) (including the defined terms used therein), and only with respect to the specific remaining accounting-related differences so submitted, whether and to what extent, if any, the Closing Date Adjusted Balance Sheet and/or the calculation of the Closing Date Adjusted Book Value requires adjustment. Seller and Purchaser shall request the CPA Firm to use its reasonable best efforts to render its determination within 45 days following submission of such matters to the CPA Firm. The CPA Firm’s determination shall be conclusive and binding upon the parties hereto. Seller and Purchaser shall make reasonably available to the CPA Firm all relevant books and records, and (subject to the execution of customary access agreements) work papers (including those of the parties’ respective accountants, to the extent applicable) and supporting documentation relating to the Closing Date Adjusted Balance Sheet and/or the calculation of the Closing Date Adjusted Book Value and all other items reasonably requested by the CPA Firm. The “Final Closing Statement” shall mean the Closing Date Adjusted Balance Sheet and the calculation of the Closing Date Adjusted Book Value (i) as submitted by Purchaser pursuant to Section 2.3(a) in the event that (A) no Objection is delivered to Seller during the initial 30 day period specified above or (B) Seller and Purchaser so agree, (ii) as adjusted in accordance with the Objection, in the event that (A) Purchaser does not respond to the Objection during the 30 day period specified above following receipt by Seller of the Objection or (B) Seller and Purchaser so agree, (iii) as adjusted in accordance with the agreement of Seller and Purchaser, if Seller and Purchaser so agree during the 30 day period following receipt by Purchaser of the Objection, or (iv) as adjusted by the CPA Firm, if it has been submitted to the CPA Firm for review, together with any other modifications to the Closing Date Adjusted Balance Sheet and/or the calculation of Closing Date Adjusted Book Value agreed upon by Seller and Purchaser. All fees and expenses of the CPA Firm shall be shared equally by Seller and Purchaser.

(d) If the Adjusted Purchase Price is less than the Estimated Purchase Price, Seller shall pay to Purchaser an amount in cash equal to the sum of (i) the amount by which the Adjusted Purchase Price is less than the Estimated Purchase Price, plus (ii) interest payable on the amount paid under clause (i), computed at the rate declared from time to time by Seller Parent as its “base rate” (based on a 365-day year) (the “Prime Rate”) for the period from the Closing Date to the date of such payment, in immediately available funds no later than the third Business Day following the date on which the Final Closing Statement is determined pursuant to Section 2.3(c) above. If the Adjusted Purchase Price is greater than the Estimated Purchase Price, Purchaser shall pay Seller an amount in cash equal to the sum of (x) the excess of the Adjusted Purchase Price over the Estimated Purchase Price, as set forth in the Final Closing Statement, plus (y) interest payable on the amount paid under clause (x), computed at the Prime

Rate for the period from the Closing Date to the date of such payment, in immediately available funds no later than the third Business Day following the date on which the Final Closing Statement is determined pursuant to Section 2.3(c) above. The Purchase Price shall be deemed to be reduced by any payment to Purchaser pursuant to this Section 2.3(d) and increased by any payment to Seller pursuant to this Section 2.3(d).

2.4 Purchase Price Allocation.

(a) Within 180 days after the Closing, Purchaser shall prepare and deliver to Seller a draft of a statement (the “Allocation Statement”) setting forth its proposed calculation of the aggregate amount of the Purchase Price to be allocated among the assets of the Company and the proposed allocation of such aggregate amount among such assets. If within 30 days after Seller’s receipt of the draft Allocation Statement, Seller shall not have objected in writing to such draft Allocation Statement, the draft Allocation Statement shall become the Allocation Statement. In the event that Seller objects in writing within such 30-day period, Seller and Purchaser shall negotiate in good faith to resolve the dispute. If Seller and Purchaser are unable to reach an agreement within 30 days after Purchaser’s receipt of Seller’s written objection, the dispute shall be resolved and the Allocation Statement shall be determined by an independent, nationally recognized firm of accountants mutually selected by the parties. The Allocation Statement, as agreed upon by Purchaser and Seller and/or determined under this Section, shall be final and binding upon the parties. Each of Purchaser and Seller shall bear all fees and costs incurred by it in connection with the determination of the Allocation Statement, except that the parties shall each pay one-half (50%) of the fees and expenses of any accounting firm retained to resolve the allocation dispute.

(b) The Allocation Statement will be prepared in accordance with Section 1060 of the Code and the rules and regulations promulgated thereunder; provided that no amount shall be allocated to any non-compete, non-hire, or non-solicitation covenant or agreement.

(c) The parties hereto agree to report the allocation of the total consideration among the assets of the Company in a manner consistent with the Allocation Statement and agree to act in accordance with the Allocation Statement in the preparation and filing of all Tax Returns (including filing Form 8594 with their respective Federal income tax returns for the taxable year that includes the Closing Date and any other forms or statements required by the Code, treasury regulations, the Internal Revenue Service or any applicable state or local taxing authority) and in the course of any Tax audit, Tax review or Tax litigation relating thereto; provided that neither Seller or any of its Affiliates nor Purchaser or any of its Affiliates will be obligated to litigate any challenge to such allocation of the Purchase Price by a taxing authority.

(d) The parties will promptly inform one another of any challenge by any taxing authority to any allocation made pursuant to this Section and agree to consult and keep one another informed with respect to the status of, and any discussion, proposal or submission with respect to, such challenge.

ARTICLE III

CLOSING DATE

3.1 Closing Date. Unless this Agreement shall have theretofore been terminated and the transactions herein abandoned pursuant to Section 9.1, the closing (the “Closing”) of the purchase and sale of the Membership Interests as provided for in Article II shall take place at the offices of Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, New York, at 10:00 a.m., New York City time, on the second Business Day after the day on which all conditions set forth in Article VIII (other than those that by their terms must be satisfied on the Closing Date) are first satisfied or waived, or at such other place and time and on such other date as the parties may agree. The date on which the Closing occurs is herein called the “Closing Date”.

3.2 Deliveries by Seller and Seller Parent. At the Closing Seller and Seller Parent shall deliver to Purchaser the following:

(a) evidence of the registration of the sale of the Membership Interests;

(b) a certificate of Seller and Seller Parent, dated the Closing Date, executed on behalf of each of Seller and Seller Parent by an authorized officer thereof, to the effect that the conditions specified in Sections 8.2(a) and (b) have been fulfilled; and

(c) resignations signed by each director and officer of the Company other than those designated by Purchaser to retain their positions following the Closing Date.

3.3 Deliveries by Purchaser. At the Closing, Purchaser shall deliver to Seller and Seller Parent the following:

(a) the Estimated Purchase Price; and

(b) a certificate of Purchaser, dated the Closing Date, executed on behalf of Purchaser by an authorized officer thereof, to the effect that the conditions specified in Sections 8.3(a) and (b) have been fulfilled.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER AND SELLER PARENT

Seller and Seller Parent, jointly and severally, represent and warrant to Purchaser that:

4.1 Organization, Power, etc. (a) Each of Seller and Seller Parent is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.

(b) The Company has been duly organized and is validly existing and in good standing under the laws of its jurisdiction of organization and, where applicable, is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or properties makes such qualification or license necessary, and the Company has full power and authority necessary to own all of its properties and assets and to carry on its business as it is now being conducted, except where failure to be so qualified, licensed or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The only Subsidiary of the Company on the date hereof is named in Section 4.1(b) of the Seller Disclosure Schedule. All capital stock of such Subsidiary is owned by the Company free and clear of any Lien. Prior to the Closing Date the Company shall cause such Subsidiary to be liquidated and dissolved and all assets and liabilities thereof to be transferred to an Affiliate of Seller Parent so that as of the Closing the Company shall have no Subsidiaries.

4.2 Authority Relative to Agreement. Each of Seller and Seller Parent has the corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by each of Seller and Seller Parent of this Agreement, the performance of its obligations hereunder and its consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action. This Agreement has been duly and validly executed and delivered by each of Seller and Seller Parent and, assuming the due authorization, execution and delivery by Purchaser, constitutes its legal and binding obligation, enforceable against it in accordance with its terms, except as may be affected by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and general equitable principles.

4.3 Non-Contravention. The execution and delivery of this Agreement by each of Seller and Seller Parent do not, and the consummation of the transactions contemplated hereby and the performance by it of the obligations which it is obligated to perform or cause to be performed hereunder will not: (a) violate any provision of the organizational documents of Seller, Seller Parent or the Company; or (b) assuming that all consents, authorizations, orders or approvals of, filings or registrations with, and notices to, each United States federal and state court, governmental commission, board or other regulatory authority or agency, including any industry self-regulatory organization (each, a “Governmental Authority”) referred to in Section 4.4(a) and all Third Party Consents referred to in Section 4.4(b) have been obtained or made, (i) violate any law, regulation, rule, order, judgment or decree of any Governmental Authority (“Applicable Law”) to which Seller, Seller Parent or the Company is subject, (ii) violate, result in the termination or acceleration of, or conflict with or constitute a default under, any mortgage, indenture, lease, agreement or instrument (each a “Contract”) to which Seller, Seller Parent or the Company is a party or by which any of their respective properties is bound or (iii) result in the creation of (x) any Lien on the Membership Interests or (y) any Lien (other than Permitted Liens) on any of the other assets or properties of the Company, except, in the case of clauses (i), (ii) and (iii)(y), for any such violation, termination, acceleration, conflict, default or Lien as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.4 Consents, etc. (a) Except for (i) consents, authorizations, approvals or filings pursuant to the applicable provisions of United States federal and state laws relating to the regulation of broker-dealers and the rules and regulations of the SEC, applicable state securities commissions, and the securities exchanges, boards of trade or other industry self-regulatory organizations of which the Company is a member that are set forth in Section 4.4(a) of the Seller Disclosure Schedule, (ii) the filing of notice under the HSR Act, and the expiration or early termination of the applicable waiting period, and (iii) as described in Section 4.4(a) of the Seller Disclosure Schedule, no consent, authorization, order or approval of, filing or registration with, or notice to, any Governmental Authority (collectively, “Governmental Approvals”) and (b) except as described in Section 4.4(b) of the Seller Disclosure Schedule, no consent, authorization, approval or waiver from any party (other than a Governmental Authority) to any Contract (collectively, “Third Party Consents”) to which Seller or the Company is a party or by which any of their respective properties are bound is required for the execution and delivery of this Agreement by Seller and Seller Parent, the performance of their respective obligations hereunder and their consummation of the transactions contemplated hereby, except in any such case for any such Governmental Approval or Third Party Consent the failure of which to be obtained or made would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.5 Title to the Membership Interests; Capitalization. (a) Upon the transfer and payment for the Membership Interests as contemplated herein, Seller will transfer to Purchaser valid title to the Membership Interests, free and clear of any Liens (other than Liens created or incurred by Purchaser or any of its Affiliates).

(b) As of the date hereof there are no, and on the Closing Date there will not be any, membership interests or other equity interests in or other securities of the Company outstanding other than the Membership Interests. The Membership Interests are owned of record and beneficially by Seller, free and clear of all Liens. There are no outstanding obligations, warrants, options or other rights to subscribe for or purchase from the Company, or other contracts or commitments providing for the issuance of or granting any Person the right to acquire or vote, membership interests or other equity interests in, or securities of, the Company, or any securities or other instruments convertible into or exchangeable or exercisable for any membership interests or other equity interests in, or securities of, the Company.

4.6 Financial Statements. (a) Set forth in Section 4.6(a) of the Seller Disclosure Schedule are true and complete copies of the audited statement of financial condition of the Company as of December 31, 2004 and the related statements of income, changes in member’s equity and cash flows for the year ended December 31, 2004 and the unaudited statement of financial condition of the Company as of June 30, 2005 and the related statement of income for the six-month period then ended (collectively, the “Company Financial Statements”). The Company Financial Statements (including, in each case, any related notes thereto) were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto, except for the absence of footnotes in the case of unaudited statements and except as otherwise indicated in Section 4.6(a) of the Seller Disclosure Schedule) and fairly present in all material respects the financial position and results of operations of the Company at the respective dates thereof and for the periods indicated (subject, in the case of unaudited statements, to normal year-end adjustments). The June Adjusted Balance Sheet was prepared in accordance with the accounting policies, principles, bases, methods and calculation principles set forth in Section 2.3(a) of the Seller Disclosure Schedule.

(b) Except as and to the extent reflected in or reserved against in the balance sheet of the Company as of June 30, 2005 in the Company Financial Statements (including the notes thereto) or in the Final Closing Statement, or as otherwise set forth in Section 4.6(b) of the Seller Disclosure Schedule, the Company has no liabilities (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on a balance sheet prepared in accordance with GAAP, except for (i) liabilities or obligations incurred since June 30, 2005 in the ordinary course of business and (ii) other liabilities that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

4.7 Litigation. Except (i) for any litigation that may arise out of the transactions contemplated by this Agreement or (ii) as set forth in Section 4.7 of the Seller Disclosure Schedule, there is no action, suit or proceeding pending or, to the Knowledge of Seller, threatened against Seller or the Company by or before any Governmental Authority or arbitrator that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as set forth in Section 4.7 of the Seller Disclosure Schedule, there are no outstanding judgments, decrees, injunctions, settlement agreements or orders of any Governmental Authority to which the Company is subject or to which any of its properties or assets is bound that permanently or temporarily enjoin the Company from acting as a broker or dealer in securities or that would reasonably be expected to have a Material Adverse Effect. Except as set forth in Section 4.7 of the Seller Disclosure Schedule or as would not reasonably be expected to have a Material Adverse Effect, neither the Seller nor the Company is subject to any cease-and-desist or other order or enforcement action issued by, or party to any written agreement, consent agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking, or subject to any order or directive by, or has been ordered to pay any civil penalty by, or is a recipient of any supervisory letter from, or has adopted any board or member resolutions at the request or suggestion of, any Governmental Authority that restricts the conduct of its business or that in any manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management, its trading privileges or its business.

4.8 Compliance with Laws; Permits and Licenses. (a) The operations of the Company are being conducted in compliance with all Applicable Laws, except as set forth in Section 4.8(a) of the Seller Disclosure Schedule or where the failure to so comply would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as set forth in Section 4.8(a) of the Seller Disclosure Schedule, since January 1, 2004, the Company has not received any written notification from any Governmental Authority asserting that the Company is not in compliance with any of the statutes, regulations or ordinances that such Governmental Authority enforces or that such Governmental Authority intends to revoke or suspend any such Permit, except where such noncompliance, revocation or suspension would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) The Company holds all material permits, certificates, licenses, approvals and other authorizations of each Governmental Authority which are necessary for the operation of its business as presently conducted (collectively, the “Permits”). Section 4.8(b) of the Seller Disclosure Schedule sets forth a complete list of all securities exchanges, boards of trade, clearing organizations, trade associations and similar organizations in which the Company holds a membership or has been granted trading privileges and which memberships or trading privileges are material to the Business. The Company is not required to be registered as a futures commission merchant, commodities trading adviser, commodity pool operator or introducing broker under the Commodities Exchange Act or any similar state laws. The Company is not subject to registration under the Investment Company Act of 1940, as amended.

(c) The Company has timely filed all registrations, declarations, reports, notices, forms and other filings required to be filed by it with the SEC, NASD, NYSE, any other Governmental Authority or any clearing agency, and all amendments or supplements to any of the foregoing (the “Company Filings”), except where any failure to file would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(d) The Company is duly registered, licensed or qualified as a broker-dealer in each jurisdiction where the conduct of the Company’s business requires such registration, licensing or qualification, and is in compliance with all laws requiring any such registration, licensing or qualification and is not subject to any material liability or disability by reason of the failure to be so registered, licensed or qualified, except where such failure to register, license or qualify or noncompliance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(e) Seller has delivered or made available to Purchaser a copy of the currently effective Form BD as filed by the Company with the SEC. The information contained in such form was complete and accurate in all material respects as of the time of filing thereof.

(f) Except with respect to employees in training or employees who have been employed by the Company for fewer than 90 days, or except to the extent failure to be so licensed or registered would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, all of the Company’s employees who are required to be licensed or registered to conduct the business of the Company are duly licensed or registered in each state and with each Governmental Authority in which or with which such licensing or registration is so required.

(g) Except as disclosed on Form BD filed prior to the date of this Agreement or as would not reasonably be expected to have a Material Adverse Effect, neither the Company nor any of its directors, officers, employees or “associated persons” (as defined in the Exchange Act) has been the subject of any disciplinary proceedings or orders of any Governmental Authority arising under applicable laws which would be required to be disclosed on Form BD. Except as set forth in Section 4.8(g) of the Seller Disclosure Schedule, no such disciplinary proceeding or order is pending or, to the Knowledge of Seller, threatened. Except as disclosed on a Form BD filed prior to the date of this Agreement, neither the Company nor any of its directors, officers, employees or associated persons has been permanently enjoined by the order of any Governmental Authority from engaging or continuing any conduct or practice in connection with any activity or in connection with the purchase or sale of any security. Except as disclosed on Form BD filed prior to the date of this Agreement, neither the Company nor any of its directors, officers, employees or associated persons is or has been ineligible to serve as a broker-dealer or an associated person of a broker-dealer under Section 15(b) of the Exchange Act (including being subject to any “statutory disqualification” as defined in Section 3(a)(39) of the Exchange Act).

4.9 Absence of Certain Changes. Since December 31, 2004, (i) the Company has conducted the Business only in the ordinary course consistent with past practice (except as otherwise set forth in Section 4.9 of the Seller Disclosure Schedule) and (ii) there has been no change, event or development or combination of changes, events and developments which has resulted in or would reasonably be expected to result in a Material Adverse Effect.

4.10 Personnel and Employee Benefits Matters. (a) Section 4.10(a) of the Seller Disclosure Schedule sets forth a list of each material (i) ”employee benefit plan” (within the meaning of Section 3(3) of ERISA), (ii) severance, change in control and employment plan, policy, program or agreement and (iii) vacation, incentive, bonus, stock option, stock purchase, restricted stock plan, and any other stock based plan program or policy sponsored by the Seller, Company or Seller Parent (or Seller Parent’s wholly owned subsidiary, JPMorgan Chase Bank, National Association) in which Affected Employees participate (collectively, the “Benefit Plans”). Except to the extent otherwise set forth in Section 4.10(a) of the Seller Disclosure Schedule, Seller has made available to Purchaser a true and complete copy of each such Benefit Plan document, policy or summary plan description thereof.

(b) The Benefit Plans are in compliance with all applicable requirements of ERISA, the Code, and other Applicable Laws and have been administered in accordance with their terms and such laws, except where the failure to so comply or administer would not reasonably expected to have a Material Adverse Effect. Each Benefit Plan that is intended to be qualified within the meaning of Section 401 of the Code has received a favorable determination letter as to its qualification, and, to the Knowledge of Seller, nothing has occurred that would reasonably be expected to adversely affect such qualification, except where such lack of qualification would not reasonably be expected to have a Material Adverse Effect.

(c) Except as set forth in Section 4.10(c) of the Seller Disclosure Schedule or for ordinary and usual claims for benefits by participants and beneficiaries, there are no pending or, to the Knowledge of Seller, threatened claims and no pending or, to the Knowledge of Seller, threatened litigation with respect to any Benefit Plan which would reasonably be expected to have a Material Adverse Effect.

(d) Except as set forth in Section 4.10(d) of the Seller Disclosure Schedule, nothing has occurred with respect to any Benefit Plan that is not a multiemployer plan (as defined in Section 3(37) of ERISA) but is subject to Title IV of ERISA which would reasonably be expected to have a Material Adverse Effect.

(e) Except as set forth in Section 4.10(e) of the Seller Disclosure Schedule, with respect to any multiemployer plan (within the meaning of Section 4001(a)(3) of ERISA) to which the Company or any member of its “Controlled Group” (defined as any organization which is a member of a controlled group of organizations within the meaning of Section 414(b), (c), (m) or (o) of the Code) has any liability or contributes (or has at any time contributed or had an obligation to contribute): none of the Company or any member of its Controlled Group (i) has incurred any withdrawal liability under Title IV of ERISA which remains unsatisfied that would reasonably be expected to have a Material Adverse Effect or (ii) would be subject to withdrawal liability that would reasonably be expected to have a Material Adverse Effect if, as of the Closing Date, the Company or any member of its Controlled Group were to engage in a complete withdrawal (as defined in Section 4203 of ERISA) or partial withdrawal (as defined in Section 4205 of ERISA) from any such multiemployer plan.

(f) Except as expressly provided in Section 7.6, no Plan is or will be directly or indirectly binding on Purchaser by virtue of the transaction contemplated hereby. Purchaser, its Subsidiaries, and its Affiliates (including without limitation, on and after the Closing, the Company and its Subsidiaries) shall have no liability for, under, with respect to or otherwise in connection with any Plan, which liability arises under ERISA or the Code, by virtue of the Company or any Subsidiary being aggregated, with any other person that is an ERISA Affiliate (other than with the Company or its Subsidiary), in a controlled group or affiliated service group for purposes of ERISA or the Code at any relevant time prior to the Closing.

4.11 Taxes.

(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (i) Seller has filed or caused to be filed, or will file or cause to be filed, on or prior to the Closing Date, all Tax Returns required to be filed with respect to the Company, other than with respect to Transfer Taxes as provided for in Section 10.1(d) hereof; (ii) all Taxes, whether or not shown as due on such Tax Returns, have been timely paid or provided for on the Company’s books, and all such Tax Returns are true and complete in all material respects; (iii) except as set forth in Section 4.11(a) of the Seller Disclosure Schedule, there are no pending or (to the best knowledge of Seller) threatened actions or proceedings for the assessment or collection of any Taxes against the Seller or the Company; and (iv) with respect to any period for which Tax Returns have not yet been filed or for which Taxes are not yet due and owing, the Seller and the Company have made due and sufficient accruals in accordance with U.S. GAAP.

(b) The Company has not taken part in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(c)(3)(i)(A) or any comparable statute or regulation in any jurisdiction in which the Company is subject to Tax. Except as would not have a Material Adverse Effect, the Company has complied in all material respects with all applicable laws related to the withholding and payment of Taxes. Except insofar as would not be material, the Company, or the Seller on the Company’s behalf, has timely and properly issued to all of the Company’s employees, independent contractors, officers, directors and customers all of the annual information returns and statements, including but not limited to IRS Forms W-2, 1099-MISC, 1099-B, 1099-INT, 1099-DIV and 1042-S that are required by law to be issued to such parties.

(c) Section 4.11(c) of the Disclosure Schedule sets forth (i) all material types of Taxes paid and all types of material Tax Returns filed by or on behalf of the Company and (ii) all jurisdictions in which such Taxes are paid or such Tax Returns are filed. No claim has been made by a Taxing Authority in a jurisdiction in which neither the Seller nor the Company files Tax Returns that the Company may be subject to taxation by that jurisdiction. Neither the Seller nor the Company has ever elected to treat the Company as a corporation for tax purposes under Treasury Regulation §301.7701-3 for U.S. federal income tax purposes. Accordingly the Company has at all times for U.S. federal income tax purposes been an entity disregarded as separate from the Seller for all Taxes affected by the entity classification under such Regulation, and the Seller and the Company have paid all Taxes and filed all Tax Returns consistent with the classification as a disregarded entity.

4.12 Properties. The Company is the lessee of the Leased Premises and Seller has made available to Purchaser a true and complete copy of the Company Office Lease. The Company is not in default under the terms of the Company Office Lease. The Company does not own any real properties in fee simple nor is it a lessee or sub-lessee of any other real property other than the Leased Premises.

4.13 Certain Labor Matters. The Company is not a party to any collective bargaining agreement. To the Knowledge of Seller, there are no labor controversies pending against the Company which would reasonably be expected to have a Material Adverse Effect.

4.14 Material Agreements; Agreements with Affiliates. (a) Section 4.14(a) of the Seller Disclosure Schedule sets forth a true and complete list of each Material Contract in effect on the date of this Agreement, a copy of each of which has been made available to Purchaser. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each Material Contract is a legal and binding obligation of the Company and, to the Knowledge of Seller, each of the other parties thereto, in each case enforceable against the Company and, to the Knowledge of Seller, the other parties thereto, in accordance with its terms, except as may be affected by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally or general equitable principles. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, no condition exists or event has occurred which (whether with or without the giving of notice or lapse of time) would constitute a default by the Company or, to the Knowledge of Seller, any other party thereto under, or result in a right of termination of, any Material Contract.

(b) Section 4.14(b) of the Seller Disclosure Schedule lists all written Contracts in effect on the date hereof between the Company and any Affiliate of the Company, other than any Contracts (i) involving aggregate annual payments by or to the Company not in excess of $100,000 in the case of any individual Contract or (ii) which will be terminated at or prior to the Closing.

4.15 Intellectual Property. Except as set forth in Section 4.15 of the Seller Disclosure Schedule, as contemplated by Section 6.7, or as would not reasonably be expected to have a Material Adverse Effect: (a) the Company, and in the case of the Brown Trademarks, the Seller Parent, owns or has the right to use all the Intellectual Property used by the Company in the Business as currently conducted and (b) to the Knowledge of Seller, (i) such Intellectual Property that is registered in the name of the Company and the Brown Trademarks are valid and enforceable and are not being infringed or violated by any other Person, and (ii) the conduct of the Company’s business and the use by the Company of such Intellectual Property do not infringe or violate the Intellectual Property of any other Person.

4.16 Environmental Matters. Except as disclosed in Section 4.16 of the Seller Disclosure Schedule or as would not, individually or in the aggregate, have reasonably be expected to have a Material Adverse Effect:

(a) the Company is in compliance with all Environmental Laws;

(b) the Company has not received any Environmental Claim nor, to the Knowledge of Seller, is there any threatened Environmental Claim; and

(c) Hazardous Materials have not been “released” (within the meaning of 42 U.S.C. Section 9601(22)) by the Company in violation of any Environmental Laws.

4.17 Brokers. No broker, investment banker, financial advisor or other Person, other than J.P. Morgan Securities Inc., the fees and expenses of which will be paid by Seller Parent, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller or its Affiliates.

4.18 Sufficiency of Assets and Services. The Company owns, leases or has the legal right to use (including by contractual arrangement with Affiliates of the Company as of the date hereof and as of the Closing by way of one or more of the Ancillary Agreements and giving effect to the Reorganization) all assets, services and properties necessary for the conduct of the Business in all material respects as currently conducted.

4.19 Books and Records. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the books and records of the Company are being maintained in all material respects in accordance with the applicable rules of all applicable Governmental Authorities. Except as would not reasonably be expected to have a Material Adverse Effect, since January 1, 2004, the Company has devised and maintained systems of internal accounting controls sufficient to provide reasonable assurance that (a) all material transactions are executed in accordance with management’s general or specific authorization and (b) all material transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP consistently applied.

4.20 No Other Representations. (a) Notwithstanding anything contained in this Article IV or any other provision of this Agreement to the contrary, Purchaser understands and agrees that Seller and Seller Parent have not made, and are not making, any representation or warranty whatsoever, express or implied, with respect to Seller, its Affiliates, the Company, the Business, the transactions contemplated hereby or any other matter, other than those representations and warranties of Seller and Seller Parent expressly set forth in this Article IV.

(b) Purchaser acknowledges that it has been given such access to the premises, books, records and officers of the Company and have had the opportunity to review such other data and other information with respect to the Company and the Business as Purchaser has deemed necessary in their sole judgment to evaluate the transactions with Seller and Seller Parent contemplated by this Agreement. Purchaser acknowledges that neither Seller or Seller Parent nor any of their respective officers, directors, Affiliates, agents or representatives assumes any responsibility for the accuracy or adequacy of any information heretofore or hereafter furnished to Purchaser by or on behalf of Seller or Seller Parent (including the information contained in the Confidential Memorandum) except as otherwise expressly provided in this Agreement. Without limiting the generality of the foregoing, Purchaser understands that any cost estimates, projections or other predictions which have been provided to Purchaser by or on behalf of Seller or Seller Parent (including in the Confidential Memorandum) are not and shall not be deemed to be representations or warranties of Seller or Seller Parent. Purchaser acknowledges that (i) there are uncertainties inherent in attempting to make such estimates, projections and other predictions, (ii) Purchaser is familiar with such uncertainties, (iii) Purchaser is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and other predictions so furnished, and (iv) under no circumstances shall Purchaser have any claim against Seller or Seller Parent or any of their respective officers, directors, Affiliates, agents or representatives with respect thereto.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Seller and Seller Parent that:

5.1 Organization. Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation.

5.2 Authority Relative to Agreement. Purchaser has the corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by Purchaser of this Agreement, the performance of its obligations hereunder and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action. This Agreement has been duly and validly executed and delivered by Purchaser and, assuming the due authorization, execution and delivery by Seller and Seller Parent, constitutes a legal and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as may be affected by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally or general equitable principles.

5.3 Non-Contravention. The execution and delivery of this Agreement by Purchaser does not, and the consummation by Purchaser of the transactions contemplated hereby and the performance by Purchaser of the obligations which it is obligated to perform hereunder will not: (a) violate any provision of the certificate of incorporation or by-laws of Purchaser; or (b) assuming that all consents, authorizations, orders or approvals of, filings or registrations with, and notices to, each Governmental Authority referred to in Section 5.4(a) and all Third Party Consents referred to in Section 5.4(b) have been obtained or made, (i) violate any Applicable Law to which Purchaser is subject or (ii) violate, result in the termination or the acceleration of, or conflict with or constitute a default under, any Contract to which Purchaser is a party or by which any of its property is bound, except, in the case of clauses (i) and (ii), for any such violation, termination, acceleration, conflict or default as would not reasonably be expected to prohibit or materially impair the ability of Purchaser to consummate the transactions contemplated hereby and perform their respective obligations hereunder on a timely basis.

5.4 Consents, etc. (a) Except for the Governmental Approvals and Third Party Consents referred to in Section 4.4(a), no Governmental Approval and (b) no Third Party Consents with respect to any Contract to which Purchaser is a party or by which any of its property is bound is required for the execution and delivery of this Agreement by Purchaser, the performance of their respective obligations hereunder and their consummation of the transactions contemplated hereby, except in any such case for any such Governmental Approval or Third Party Consent, the failure of which to be obtained or made would not reasonably be expected to prohibit or materially impair the ability of Purchaser to consummate the transactions contemplated hereby and perform their respective obligations hereunder on a timely basis.

5.5 Litigation. There is no action, suit or proceeding pending or, to the knowledge of Purchaser, threatened by or before any Governmental Authority or arbitrator against Purchaser that would reasonably be expected to prohibit or materially impair the ability of Purchaser to consummate the transactions contemplated hereby or perform their respective obligations hereunder on a timely basis. There are no outstanding judgments, decrees, injunctions or orders of any Governmental Authority to which Purchaser is subject or to which any of their assets are bound that would reasonably be expected to prohibit or materially impair the ability of Purchaser to consummate the transactions contemplated hereby or perform its obligations hereunder on a timely basis.

5.6 Brokers. No broker, investment banker, financial advisor or other Person, other than Evercore Partners and Morgan Stanley & Co. Incorporated, the fees and expenses of which will be paid by Purchaser, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchaser or its Affiliates.

5.7 Available Funds. Purchaser has sufficient cash on hand or credit facilities with available borrowings, or firm commitments therefor on the financing terms described in Section 5.7 of the Purchaser Disclosure Schedule, from financially responsible third parties, or a combination thereof, to satisfy all of its obligations hereunder and in connection with the transactions contemplated hereby, including the obligation to purchase the Membership Interests pursuant to this Agreement on the terms and conditions set forth herein. A true and complete copy of the commitment letter, dated September 28, 2005, from Morgan Stanley Senior Funding, Inc. to Purchaser (the “Financing Commitment”) is included in Section 5.7 of the Purchaser Disclosure Schedule. The Financing Commitment is in full force and effect.

5.8 No Regulatory Impediment. Purchaser is not aware of any fact relating to its businesses, operations, financial condition or legal status that might reasonably be expected to impair its ability to obtain, on a timely basis, all consents, orders, authorizations, and approvals from Governmental Authorities necessary for the consummation of the transactions contemplated hereby.

5.9 No Other Representations. Notwithstanding anything contained in this Article V or any other provision of this Agreement to the contrary, Seller and Seller Parent understand and agree that Purchaser has not made, and is not making, any representation or warranty whatsoever, express or implied, with respect to Purchaser or its Affiliates or the transactions contemplated hereby or any other matter, other than those representations and warranties of Purchaser expressly set forth in this Article V.

ARTICLE VI

COVENANTS

6.1 Conduct of Business. During the period from the date hereof to the Closing Date, without the prior written consent of Purchaser (which shall not be unreasonably withheld or delayed) or except (i) as permitted by this Agreement or the transactions contemplated hereby (including effectuating the Reorganization in accordance with Section 6.7 of the Seller Disclosure Schedule or the conversion of the assets of the Company to the systems of Purchaser and its Affiliates) or (ii) as set forth in Section 6.1 of the Seller Disclosure Schedule, Seller Parent and Seller agree that:

(a) the business of the Company will be operated in all material respects in the ordinary course consistent with past practice, and that Seller and Seller Parent will cause the Company to use commercially reasonable efforts to preserve intact the Business and to endeavor to preserve the goodwill and relationships with customers, suppliers and others having business dealings with the Company in relation to the Business;

(b) no material change shall be made in the accounting methods, principles or practices of the Company, except as required by changes in GAAP, Applicable Law or interpretations thereof by a Governmental Authority after the date hereof, nor shall Seller or the Company, without the consent of Purchaser (i) make any election under Treasury Regulations Section 301.7701-3, or any corresponding law or regulation in any jurisdiction in which Seller or the Company is subject to Tax, to treat the Company as an association taxable as a corporation or (ii) except to the extent otherwise required by Applicable Law, file an amended Tax Return, make a Tax election, change a Tax accounting method, enter into an agreement with a Tax Authority, or (outside the ordinary course of business) take any other action relating to Taxes for which the Company is considered an entity for tax purposes, in each case which would increase the Tax liability of the Company, Purchaser or any of its Affiliates for any period (or portion of thereof) beginning after the Closing Date;

(c) the Company shall not (x) enter into any new Material Contract or (y) make any material modification or amendment to any existing Material Contract or terminate, release, assign or waive any material rights or claims under any Material Contract, other than in the ordinary course consistent with past practice;

(d) other than in the ordinary course of business, the Company shall not transfer or otherwise dispose of or encumber any of its properties or assets, other than transfers of any properties or assets which are not material to the Company (after giving effect to the Reorganization);

(e) other than in the ordinary course of business, the Company shall not cancel any debts or waive or compromise any claims or rights which are material to the Company (after giving effect to the Reorganization);

(f) the Company shall not make or commit to make any material capital expenditures, other than in the ordinary course of business or as set forth in or contemplated by the capital plan furnished to Purchaser prior to the date of this Agreement;

(g) except to the extent permitted in Section 6.4(a), the Company shall not terminate any policies of insurance covering its assets or properties;

(h) the Company shall not (i) enter into, renew or materially amend any employment, retention, consulting, severance, change in control or separation contracts or arrangements with any Affected Employee, (ii) grant any increase in the compensation of Affected Employees, except for increases in the ordinary course of business or as required by any employment or other benefit plan, policy, arrangement or agreement or any bonus plan or commitment in effect on the date of this Agreement or (iii) adopt, enter into, materially amend or materially increase benefits or obligations under, any Benefit Plan, except in each case (A) as required pursuant to contractual arrangements in effect as of the date hereof, (B) in connection with new hires or (C) as required by Applicable Law; provided, however, Seller Parent or its Subsidiaries (other than the Company) may enter into agreements with one or more Affected Employees pursuant to which Seller Parent or such Subsidiary (other than the Company) shall pay such Affected Employees a retention bonus, to the extent Seller Parent determines that such agreements are necessary or advisable in furtherance of the Company’s obligations pursuant to Section 6.1(a) hereof;

(i) the Company shall not amend in any manner the organizational documents of the Company;

(j) the Company shall not (A) merge or consolidate with any other Person, (B) acquire any material business or Person by any manner in a single transaction or series of related transactions, (C) restructure, reorganize or completely or partially liquidate the Company or otherwise enter into an agreement or arrangement imposing material charges or restrictions on its material assets, operations or business or (D) transfer, sell, lease or otherwise dispose of all or substantially all of the Company;

(k) the Company shall not create, incur, assume or modify any material amount of indebtedness except in an amount not to exceed $500,000 individually or $2,000,000 in the aggregate other than (i) indebtedness in the ordinary course of business consistent with past practice, (ii) borrowings pursuant to credit lines or other arrangements with Seller Parent and its Affiliates and (iii) renewals, replacements or extensions of existing indebtedness;

(l) none of the Seller Parent nor any of its Affiliates shall, except as required to comply with the covenants and agreements contained in this Agreement, plan, announce, implement or effect any reduction in force, lay-off, early retirement program, severance program or other program or effort concerning the termination of employment of employees of the Company, other than Excluded Employees or Retained Employees, other than routine employee terminations for cause;

(m) neither Seller nor the Company shall issue, deliver, pledge, encumber, dispose of or otherwise distribute or cause to be granted to any Person other than the Purchaser, or an Affiliate of the Purchaser, any securities of the Company or any other commitments or rights of any kind to acquire securities of the Company; and

(n) none of Seller, Seller Parent or the Company shall agree, whether in writing or otherwise, to take any of the actions prohibited pursuant to subsections (a) through (j) above.

6.2 Access; Confidentiality. Upon reasonable notice, Seller and Seller Parent shall permit Purchaser and its accountants, counsel and other authorized representatives to have, during the period from the date of this Agreement to the Closing Date, reasonable access to the premises, books and records of the Company (other than the Excluded Business, Excluded Assets and Excluded Liabilities, except to the extent reasonably necessary in connection with the parties’ efforts to consummate the transactions contemplated by the Ancillary Agreements) upon reasonable advance notice during normal business hours, provided that such access does not interfere with the normal operations of the Company. Seller and Seller Parent agree to furnish, or cause the Company to furnish, Purchaser with such financial and operational data and other information with respect to the Company’s business and assets as it may from time to time reasonably request, provided, however, that (i) the auditors and outside accountants of Seller and Seller Parent shall not be obligated to make work papers available unless Purchaser has signed a customary agreement relating to access to such work papers in form and substance reasonably acceptable to such auditors or accountants, as applicable, (ii) neither Seller nor Seller Parent shall be obligated to make any information available that would, in the reasonable judgment of Seller or Seller Parent, violate or jeopardize any applicable attorney-client or other privilege or any applicable contractual confidentiality obligation and (iii) such access to data and information constituting part of the Excluded Business, Excluded Assets and Excluded Liabilities shall be limited to data and information reasonably necessary in connection with Purchaser’s efforts to consummate the transactions contemplated by the Ancillary Agreements. Any information regarding the Company, the Business, Seller, Seller Parent or their Affiliates heretofore or hereafter obtained from the Company, Seller, Seller Parent, their Affiliates or their respective representatives by Purchaser or its representatives shall be subject to the terms of the Confidentiality Agreement, and such information shall be held by Purchaser, and its representatives in accordance with the terms of the Confidentiality Agreement.

6.3 Reasonable Best Efforts; Taking of Necessary Action. (a) Each of the parties to this Agreement shall use its reasonable best efforts to take or cause to be taken all actions and promptly to do or cause to be done all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable and in any event on or prior to December 31, 2005.

(b) Each of the parties to this Agreement shall (i) (A) as soon as practicable after the date hereof, and with respect to the initial filing required to be made pursuant to the HSR Act and any filings to be made with the New York Stock Exchange or the NASD, not later than the 15th day following the date hereof, file such applications, notices, registrations and requests as may be required or advisable to be filed by it with any Governmental Authority in order to consummate the transactions contemplated hereby, (B) use its reasonable best efforts to obtain all consents, authorizations, orders and approvals of all such Governmental Authorities referred to in the preceding clause (A) as soon as practicable after the date hereof, and (C) use its reasonable best efforts to satisfy all conditions, undertakings and requirements as may be necessary or appropriate to obtain all such consents, authorizations, orders and approvals or as may be set forth therein, (ii) furnish the other parties hereto with copies of all documents (except documents or portions thereof relating to matters not relating to the Company or the transactions contemplated hereby and for which confidential treatment has been requested or given) and correspondence (A) prepared by or on behalf of such party for submission to any Governmental Authority and (B) received by or on behalf of such party from any Governmental Authority, in each case in connection with the transactions contemplated hereby and (iii) use its reasonable best efforts to consult with and keep the other parties hereto informed as to the status of such matters. To the extent that any application, notice, registration or request so filed by any party contains any significant information relating to the other parties hereto, prior to submitting such application, notice, registration or request to any Governmental Authority, such party will permit the other parties to review such information and will consider in good faith the suggestions of such other parties with respect thereto. Without limiting the scope or effect of the foregoing, Purchaser shall use all reasonable efforts to take any and all of the following actions to the extent necessary to obtain the approvals of all Governmental Authorities necessary for the consummation of the transactions contemplated hereby (and Seller and Seller Parent shall use all reasonable efforts to cooperate with Purchaser in the taking of such actions): (i) entering into negotiations with such Governmental Authorities, (ii) providing information required by Applicable Law or duly requested by such Governmental Authorities, (iii) complying with any “second request” for information or similar action by any Governmental Authority, and (iv) taking all appropriate action to defend any litigation or administrative proceeding seeking to enjoin, prevent or delay the consummation of the transactions contemplated hereby, and to lift or rescind any injunction or restraining order or other order or decree preventing or impairing the consummation of the transactions contemplated hereby. Notwithstanding anything in this Agreement to the contrary, neither Seller Parent and Seller nor Purchaser, nor any of their respective Affiliates, shall be under any obligation to make proposals, execute or carry out agreements or submit to orders providing for a Divestiture. “Divestiture” shall mean (A) the sale, license or other disposition or holding separate (through the establishment of a trust or otherwise) of any material assets or categories of assets of Seller, Seller Parent, Purchaser or the Company or any of their respective Affiliates, as applicable, (B) the imposition of any material limitation or restriction on the ability of Seller, Seller Parent, Purchaser or the Company or any of their respective Affiliates, as applicable, to freely conduct their business or own such assets, or (C) the holding separate of the Membership Interests or any limitation or regulation on the ability of Purchaser or any of its Affiliates to exercise full rights of ownership of the Membership Interests.

(c) Each of the parties to this Agreement shall use its reasonable best efforts to cooperate with the other parties hereto in the preparation and filing of any applications, notices, registrations and responses to requests for additional information from Governmental Authorities in connection with the transactions contemplated by this Agreement, including providing such information as may be reasonably necessary for inclusion in such applications, notices, registrations and responses.

(d) To the extent that any Third Party Consent is required under any Contract for the consummation of the transactions contemplated by this Agreement, Seller and Seller Parent will use their reasonable best efforts to obtain such Third Party Consent on or prior to the

Closing Date. Upon the request of Seller, Purchaser will provide reasonable assistance to Seller and Seller Parent in obtaining such Third Party Consents, including providing such financial and other information as may be reasonably requested by the other parties to such Contracts. Notwithstanding the foregoing, neither Seller or Seller Parent nor any of their respective Affiliates shall have any obligation to pay any money or other consideration to any Person or to initiate any claim or proceeding against any Person in order to obtain any such Third Party Consent. Purchaser shall remain obligated to consummate the transactions contemplated by this Agreement, subject to the other terms and conditions hereof, whether or not all such Third Party Consents are obtained on or prior to the Closing Date. Seller and Purchaser agree that, in the event any such assignment cannot be obtained prior to Closing, Seller and its applicable Affiliate (including prior to the Closing, the Company), on the one hand, and Purchaser and, following the Closing, the Company, on the other hand, will cooperate with each other in attempting to obtain such consent as promptly as practical following Closing. Unless and until such Third Party Consent is obtained, Seller shall, or shall cause its applicable Affiliate to use its reasonable best efforts to, provide the Company with the rights and benefits of the affected Contract, in which case the Company shall assume the obligations and burdens thereunder.

(e) Notwithstanding anything to the contrary contained herein, prior to the Closing, Purchaser shall not, and shall cause its Affiliates not to, contact any customers of the Seller and its Affiliates (including the Company) without the prior written consent of Seller.

(f) Prior to the Closing Parent will not modify, waive or amend any condition of funding set forth in the Financing Commitment and will not make any other modification to the terms of the Financing Commitment that would, in the reasonable judgment of Seller Parent, adversely affect the interests of Seller or Seller Parent, without Seller Parent’s prior written consent, which consent shall not be unreasonably withheld.

(g) At Purchaser’s request, Seller Parent and Seller shall provide or cause to be provided all documents and information (as reasonably available and accessible), and access to personnel and other assistance and cooperation to Purchaser, in any event as may be reasonably necessary for it to secure the financing contemplated by the Financing Commitment, including, but not limited to, (i) reasonably assisting Purchaser in its preparation of a prospectus or offering memorandum relating to the sale of the securities contemplated by the Financing Commitment, including providing such financial statements and other financial information for inclusion therein as Purchaser may reasonably request and which Seller, Seller Parent or the Company currently have or can prepare without unreasonable expense or effort, (ii) using reasonable best efforts to secure, at Purchaser’s expense, all consents and “comfort” letters from Seller Parent’s, Seller’s or the Company’s independent accountants as may be reasonably necessary in connection with the offering of those securities, and (iii) making senior management of the Company reasonably available to participate in a “road show” and other customary marketing efforts in relation to the sale of those securities to prospective investors.

6.4 Insurance; Risk of Loss. (a) Effective as of the Closing Date, (i) Seller Parent will be entitled to terminate or cause its Affiliates to terminate all insurance coverage relating to the Company and its businesses, assets and current or former directors, officers and employees under the general corporate policies of insurance, cancelable surety bonds and hold harmless agreements and (ii) Purchaser shall become solely responsible for all insurance coverage and related risk of loss with respect to the Company and its businesses, assets and current or former directors, officers and employees.

(b) Notwithstanding Section 6.4(a), to the extent that (i) any insurance policies issued for the benefit of Seller Parent and its Affiliates (“Seller’s Insurance Policies”) cover any loss, liability, claim, damage or expense relating to the Company and its businesses, assets and current or former directors, officers and employees relating to or arising out of occurrences prior to the Closing Date (“Pre-Closing Matters”) and (ii) Seller’s Insurance Policies continue after the Closing to permit claims to be made thereunder with respect to Pre-Closing Matters, Seller Parent shall cooperate and cause its Affiliates to cooperate with Purchaser in submitting claims with respect to Pre-Closing Matters on behalf of Purchaser under Seller’s Insurance Policies; provided that Seller Parent and its Affiliates shall be under no obligation to commence or maintain litigation to enforce any claim with respect to a Pre-Closing Matter and that Purchaser shall reimburse, indemnify and hold Seller Parent and its Affiliates harmless from all liabilities, costs and expenses (including all present or future premiums and retroactive or prospective premium adjustments, deductibles, self-insured retentions, legal and administrative costs, attorney’s fees, overhead and costs of compliance under Seller’s Insurance Policies) of any nature actually incurred by Seller or its Affiliates as a result of such claims made under Seller’s Insurance Policies and provided, further, that Purchaser shall not request Seller Parent and its Affiliates to make any such claims if, and to the extent that, such claims are covered by insurance policies held by Purchaser or its Affiliates. Purchaser shall provide prompt written notice to Seller Parent of any claim that Purchaser or its Affiliates intends to request Seller Parent and its Affiliates to submit under Seller’s Insurance Policies with respect to Pre-Closing Matters. Upon the incurrence or accrual of any such liability, cost or expense relating to claims made under Seller’s Insurance Policies with respect to Pre-Closing Matters and upon receipt from Seller Parent of a statement of the amount of such liabilities, costs and expenses in reasonable detail, from time to time, Purchaser shall make payment promptly to Seller Parent or its Affiliates of the amount indicated in such statement.

6.5 Non-Competition Agreement.

(a) Seller Parent agrees that for a period from the Closing Date until the date that is 18 months after the Closing Date (the “Non-Compete Period”), it shall not, and shall not permit its Subsidiaries to, directly or indirectly, engage in the Restricted Business anywhere in the United States.

(b) Notwithstanding the foregoing:

(i) nothing in this Section 6.5 shall be construed to preclude or otherwise limit the ability of Seller Parent and its Affiliates to own and operate the Excluded Assets and to acquire, own and operate additional assets and operations of the same or similar type;

(ii) this Agreement will not be construed to preclude Seller Parent and its Subsidiaries from acquiring, merging or otherwise combining with, or being acquired by, any Person (whether in one transaction or a series of related transactions), notwithstanding that such Person or its Affiliates, directly or indirectly, is engaged in the Restricted Business (any such transaction or series of related transactions, a “Combination Transaction”; and the Person with which such Combination Transaction is effected, the “Combining Person”); provided that, during the Non-Compete Period, Seller Parent and its Subsidiaries shall not enter into a Combination Transaction, other than a Major Transaction, with a Combining Person that derived more than 85% of its consolidated net income during each of the preceding fiscal year and the year-to-date interim period from the Restricted Business. As used herein, “Major Transaction” means a Combination Transaction with a Combining Person having consolidated revenues for such preceding fiscal year in excess of $300 million. Upon any such Combination Transaction not prohibited by this Section 6.5(b)(ii), Seller Parent and its Affiliates (including the Combining Person) shall be free to conduct and engage in the Restricted Business without regard to the provisions of Section 6.5(a), but subject in all cases to the restrictions of Section 6.5(d);

(iii) Seller Parent and its Subsidiaries shall be entitled to acquire capital stock or other equity interests having no more than ten percent (10%) of the outstanding voting power of any Person engaged directly or indirectly in the Restricted Business in the United States; provided that such acquisition is and remains during the Non-Compete Period an investment solely for investment purposes; and

(iv) Seller Parent and its Subsidiaries shall be entitled to conduct merchant banking, private equity, hedge fund and asset management activities in the ordinary course of business and, in connection therewith, acquire, directly or indirectly, capital stock and other equity interests (including but not limited to options, warrants, convertible securities and other rights to acquire capital stock and other equity interests) in any Person, including without limitation a Person engaged, directly or indirectly, in the Restricted Business in the United States.

(c) For the avoidance of doubt, this Section 6.5 is not intended to, and nothing in this Agreement shall be construed or interpreted to, prohibit, limit or restrict Seller Parent and its Affiliates from, conducting and engaging in any of the following businesses and activities, whether or not any such business or activity is conducted on the date of this Agreement by Seller Parent and its Affiliates:

(i) engaging in or providing brokerage services, including retail brokerage services, through any business or distribution channel or in conjunction with the provision of any other products or services, so long as such activities do not constitute the conduct of the Restricted Business;

(ii) offering, selling, trading and dealing equity securities, options, derivatives and other securities, whether registered or unregistered, including through any distribution channels owned and operated by Seller Parent and its Affiliates or third parties, so long as such activities do not constitute the conduct of the Restricted Business;

(iii) engaging in correspondent securities clearing, payment and settlement activities;

(iv) acquiring, directly or indirectly, any voting stock, capital stock or other equity interests (including convertible securities) of any Person in connection with any hedging or other customer or proprietary driven derivatives and foreign exchange products;

(v) providing prime brokerage services;

(vi) producing and distributing research reports regarding issuers and securities;

(vii) entering into and engaging in soft dollar arrangements;

(viii) engaging in institutional equity and fixed income trading, sales and dealing activities; and

(ix) providing investment banking, financial advisory, commercial financing, banking, trust, custody, cash management, back-office, outsourcing or other similar services or products, including to or in support of another Person engaged in the Restricted Business.

(d) During the Non-Compete Period, Seller Parent shall not, and shall not permit its Subsidiaries to, use the customer list of the Business to solicit Persons that were customers of the Business at the Closing Date for any product or service of Seller Parent or its Subsidiaries, it being understood that to the extent that prior to the date of this Agreement any customer names or other information contained in the customer list of the Business were incorporated into other customer or marketing lists or databases of Seller Parent and its Affiliates, (i) Seller Parent and its Affiliates shall not be obligated to purge any of such names or information from such lists or databases, and the use of such lists or databases by Seller Parent and its Subsidiaries shall not constitute a breach of the obligations of Seller and its Subsidiaries pursuant to this Section 6.5 and (ii) such other customer or marketing lists or databases of Seller Parent and its Affiliates into which any such names or information have been incorporated shall not be considered the customer list of the Business for purposes of this Section 6.5(d).

(e) During the Non-Compete Period, Seller Parent agrees not to and to cause its Subsidiaries not to, directly or indirectly, solicit for employment in the Asset and Wealth Management business segment of Seller Parent and its Subsidiaries any Affected Employee who at the Closing Date had a base salary in excess of $75,000, other than any such Affected Employee who was terminated by the Company or its Affiliates following the Closing, it being understood that hiring any Person who initiates discussions with Seller Parent or its Subsidiaries regarding such employment without any solicitation by Seller Parent or its Subsidiaries (other than through (A) general solicitations or advertisements not directed at the Affected Employees or (B) solicitations by professional recruiters of Persons not identified by Seller Parent or its Subsidiaries) shall not constitute a violation of this Section 6.5(e).

6.6 Seller Name and Mark. (a) As promptly as practicable (and in any event within 30 days) after the Closing Date, Purchaser will, and will cause its Subsidiaries (including the Company) to, cease the use of the name “JPMorgan”, “Chase” or any derivative thereof and any other name, designation or symbol which consists of or includes any trade name, trademark or service mark owned or used by Seller Parent or any of its Subsidiaries (other than the Company) prior to the Closing Date (“Seller Marks”) and will eliminate the use of any other designation indicating affiliation after the Closing Date with Seller Parent or any of its Affiliates. As promptly as practicable (and in any event within 30 days) after the Closing Date, Purchaser, at its own expense, shall change all names on all signage and all stationery, contracts, and other business forms and documents to names which (i) do not use the Seller Marks and (ii) are not in any way similar to the name of Seller Parent, Seller or any of their Affiliates.

(b) Upon Seller Parent’s request therefor, Purchaser will provide Seller Parent with a certificate signed on behalf of Purchaser by an appropriate officer thereof to the effect that the provisions of Section 6.6(a) have been complied with.

(c) Seller Parent and Seller agree that neither they nor their Affiliates will adopt or use the “BrownCo” name as all or part of the name of any online retail discount brokerage, online trading or direct investing business or any product or service offered in connection therewith. At the Purchaser’s request, Seller and Seller Parent will, and will cause each of their Affiliates to, in each case at Seller Parent’s expense, cancel any registration for trademarks that incorporate the name “BrownCo”.

6.7 Reorganization. Seller shall use its reasonable best efforts to complete the Reorganization, in accordance with Section 6.7 of the Seller Disclosure Schedule, prior to the Closing Date. Seller and Seller Parent shall, prior the Closing, cause the Company to enter into each of the Boston Sublease and the Tampa Sublease. Seller shall use commercially reasonable efforts to keep Purchaser informed of the activities carried out by Seller in respect of the Reorganization.

6.8 Post-Closing Cooperation and Retention of Records. (a) Purchaser agrees that following the Closing, Seller or Seller Parent and/or their independent auditors shall have reasonable access during normal business hours to the books and records of the Company applicable to the period prior to the Closing and shall have the reasonable assistance and cooperation of the appropriate personnel of Purchaser and its Affiliates in the review of such books and records consistent with assistance and cooperation furnished to Purchaser during the period prior to the Closing. In addition, Purchaser shall make available to Seller Parent and its Affiliates the Affected Employees whose assistance, expertise, testimony, notes, recollections or presence (including participation as a witness in a deposition, hearing or trial) is necessary or appropriate to assist Seller Parent and its Affiliates in the defense or prosecution of any legal action or proceeding or similar matter.

(b) Following the Closing, Purchaser shall, and shall cause its Affiliates to, (i) subject to the last sentence of this Section 6.8(b), preserve and keep the books and records of the Company held by the Company immediately prior to the Closing relating to its business for so long as and to the extent required by Applicable Law (but in no event less than seven years after the Closing Date) and (ii) to the extent permitted by Applicable Law, make such books, records and personnel available to Seller Parent and its Affiliates, subject to customary confidentiality commitments reasonable under the circumstances, as may be reasonably required by any such party or otherwise in accordance with the requirements of any Governmental Authority, including in connection with any insurance claims by, legal proceedings against or investigations by any Governmental Authority of, Seller Parent or any of its Affiliates or for similar matters, to enable Seller Parent to comply with its obligations under Applicable Law and this Agreement, to enable Seller Parent to prepare Tax Returns or other documents relating to Tax planning and compliance by Seller Parent and its Affiliates or otherwise reasonably necessary for the conduct of the business and operations of Seller Parent and its Affiliates. In the event Purchaser or any of its Affiliates wishes to destroy any such books and records after that time in accordance with its normal document retention policy, then Purchaser shall (or shall cause such Affiliate to) give 90 days’ prior written notice to Seller Parent and (to the extent permitted by Applicable Law) Seller Parent shall have the right at its option and expense, upon prior written notice given within such 90-day period, to take possession of such books and records within 60 days after the date such notice is given.

(c) Seller and Seller Parent shall take or cause to be taken all necessary steps to ensure that (i) the Company and Purchaser will upon Closing and for the requisite duration of time thereafter as specified by Applicable Laws, have reasonable access to all of the books and records in the possession or control of Seller Parent or its Subsidiaries relating to any business and activities engaged in by the Company prior to the Closing as are required to be maintained and preserved by the Company under Applicable Laws and (ii) all such books and records will be maintained, preserved and provided as required by Applicable Laws.

6.9 Managers’ and Officers’ Indemnification. (a) For a period of six years following the Closing Date, Purchaser shall not, and shall cause its Affiliates and the Company not to, amend, repeal or otherwise modify the provisions of the Company’s organizational documents in any manner that would adversely affect the rights thereunder of Persons who, prior to the Closing, were members, managers, directors, officers or employees of the Company, unless such modification shall be required by Applicable Law.

(b) In the event the Company or any of its successors or assigns merges or consolidates with, or transfers all or substantially all of its assets to, any other Person, then, in each such case, proper provision will be made to cause the successors and assigns of the Company to assume the obligations set forth in this Section 6.9.

6.10 Public Announcements. Upon execution and delivery of this Agreement, if any of the parties wish to issue a press release with respect to the transactions contemplated by this Agreement, such press release shall be in the form approved prior to the date hereof by the other parties hereto. Except for such press release, no news release or other public announcement pertaining to the transactions contemplated by this Agreement shall be made by or on behalf of any party hereto without the prior approval of the other parties, unless otherwise required by Applicable Law, in which case the party making such public announcement or disclosure shall give prior written notice to the other parties.

6.11 Affiliate Agreements. Prior to the Closing Date, the Company shall be entitled to terminate (i) all Contracts and other arrangements between the Company and its

Affiliates providing for lines of credit or other financing arrangements between any Affiliate of Seller Parent and the Company, as borrower, (ii) all Contracts and other arrangements, other than agreements providing for the delivery by any Affiliate of Seller Parent of research reports to the Company and its customers (which agreements shall be terminated effective as of the Closing Date as set forth in the Corporate Transition Services Agreement) and (iii) all other Contracts with Affiliates described in Section 6.11 of the Seller Disclosure Schedule.

6.12 Seller Customer Information. Purchaser shall, and shall cause its Affiliates to, maintain an information security program with respect to all Seller Customer Data that is designed to meet all requirements of Applicable Law, including, at a minimum, maintenance of an information security program that is reasonably sufficient to: (i) ensure the security and confidentiality of the Seller Customer Data; (ii) protect against any reasonably foreseeable threats or hazards to the security or integrity of the Seller Customer Data; (iii) protect against unauthorized access to or use of the Seller Customer Data; and (iv) ensure the proper disposal of such Seller Customer Data (to the extent such disposal is otherwise permitted pursuant to this Agreement or the Clearing Agreement). Such security measures shall meet current industry standards and shall be at least as protective as those used by Seller Parent and its Affiliates as of the date of this Agreement to protect their own confidential customer information. Without limiting the foregoing, Purchaser shall, and shall cause its Affiliates to, use at least the same degree of care in protecting the Seller Customer Data against unauthorized disclosure as it accords to its own confidential customer information, but in no event less than a reasonable standard of care. In the event Purchaser becomes aware of any unauthorized use of or access to Seller Customer Data, Purchaser shall immediately notify Seller Parent and shall, at Purchaser’s expense, cooperate with Seller Parent in containing, controlling and remediating such unauthorized disclosure. Purchaser shall not use, or permit to be used, the Seller Customer Data, in any manner or for any purpose whatsoever (including for the purpose of soliciting such customers for any business of any type), except as expressly required to perform its obligations hereunder and pursuant to the Clearing Agreement. Purchaser shall not disclose, or permit to be disclosed, the Seller Customer Data, except as required by Applicable Law or pursuant to a specific requirement imposed by a Governmental Authority of competent jurisdiction or pursuant to compulsory legal process; provided that Purchaser shall seek the full protection of confidential treatment for any disclosed Seller Customer Data to the extent available under Applicable Law governing such disclosure and, to the extent permitted by Applicable Law, Purchaser shall (1) provide at least 10 Business Days’ prior notice of such proposed disclosure to Seller Parent if reasonably possible under the circumstances, and (2) seek to redact the Seller Customer Data to the fullest extent possible under Applicable Law governing such disclosure. Upon termination of the Clearing Agreement, Purchaser shall, or shall cause its Affiliates to, deliver all copies of the Seller Customer Data to (or as instructed by) Seller Parent and shall not retain any copies thereof.

6.13 Further Assurances. Each party shall cooperate with the others, and execute and deliver, or use its reasonable best efforts to cause to be executed and delivered, all such other instruments, including instruments of conveyance, assignment and transfer, and take all such other actions as such party may reasonably be requested to take by the other parties hereto from time to time, consistent with the terms of this Agreement, in order to effectuate the provisions and purposes of this Agreement and the transactions contemplated hereby.

ARTICLE VII

EMPLOYEE MATTERS

7.1 Post-Closing Employment and Benefits. (a) Prior to the Closing Date, Seller shall provide Purchaser with a list of all Retained Employees, which Retained Employees will be retained by Seller or its Affiliates following the Closing. Notwithstanding the foregoing, in the event that prior to the Closing Date, Seller elects to notify Purchaser that any one or more of the Retained Employees shall not be retained by Seller and its Affiliates following the Closing Date, the Company or Purchaser may, but has no obligation to, elect to continue the employment of, or offer employment to, such Retained Employee. Upon such employment of such Retained Employee by the Company or Purchaser, such employee shall thereafter be deemed an Affected Employee for all purposes hereunder.

(b) On or prior to the Closing Date, Seller shall cause one or more of its Affiliates (other than the Company) to hire or otherwise assume liability for the Excluded Employees. Immediately following the Closing, Purchaser or one of its Affiliates shall offer employment to each Excluded Employee in accordance with its standard hiring procedures, subject to the following conditions: (a) if on medical or disability leave, such individual is released by his or her physician to return to active employment and (b) such individual actually reports for active employment with the Purchaser or one of its Affiliates promptly following such medical release or expiration of authorized leave; provided, however, that Purchaser and its Affiliates shall not be required under this provision to employ any Excluded Employee who does not accept and report for such employment prior to the later of (i) six months after the Closing Date, and (ii) the expiration of any period under Applicable Law. Seller shall retain liability and responsibility for any Excluded Employee until such employee becomes an employee of Purchaser or one of its Affiliates or, if earlier, until such employee’s employment with Seller or its Affiliates terminates. Purchaser shall assume all liabilities and responsibilities for each Excluded Employee accruing on and after the date such Excluded Employee becomes an employee of Purchaser or one of its Affiliates (and shall treat such Excluded Employee as an Affected Employee as of such date).

(c) All Affected Employees shall continue employment with the Company or Purchaser following the Closing Date. Notwithstanding the above, in the event that prior to the Closing Date, Purchaser elects to notify Seller that any one or more of the Affected Employees shall not be retained by Purchaser and/or the Company and their Affiliates following the Closing Date, the Seller may elect to continue the employment of such individual following the Closing as a Retained Employee. If the Seller does not elect to continue the employment of such individual following the Closing Date, such individual shall continue to be deemed an Affected Employee, subject to the provisions of this Article VII, and in particular, Section 7.2.

(d) Except as otherwise provided in this Article VII, for the twelve-month period following the Closing Date, Purchaser shall, or shall cause its Affiliates to, provide each Affected Employee who continues in employment with the Company following the Closing Date with (i) cash compensation opportunities at least equal to those provided to such Affected Employee immediately prior to the Closing Date, provided, however, that the Affected Employees will immediately begin participation in Purchaser’s bonus and incentive structure for similarly situated employees of Purchaser at the same levels and with the same targets as similarly situated employees of Purchaser and (ii) employee benefits at the same level as the employee benefits provided to similarly situated employees of Purchaser. Subject to Purchaser’s compliance with the requirements of Section 7.2, nothing stated herein shall require Purchaser to continue the employment of any Affected Employee or maintain any benefit plan or policy sponsored directly by Seller for the benefit of Affected Employees for any specified period following the Closing Date.

(e) Purchaser and its Affiliates shall give all Affected Employees following the Closing Date full credit for such Affected Employees’ service with Seller or its Affiliates and/or any predecessor entities to the same extent recognized by Seller or its Affiliates immediately prior to the Closing Date under the employee benefit plans or arrangements maintained by Purchaser or any of its Affiliates (including, without limitation, any welfare plan, pension plan, vacation program or severance program) in which any such Affected Employees participate following the Closing Date, except (i) for purposes of benefit accrual under defined benefit retirement plans maintained by Purchaser or its Affiliates and (ii) to the extent such credit would result in an unintended duplication of benefits.

(f) Purchaser shall, or shall cause its Affiliates to, (i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Affected Employees under any welfare benefit plans in which such Affected Employees may be eligible to participate on or after the Closing Date and (ii) provide each Affected Employee with credit for any co-payments and deductibles paid prior to the Closing Date in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans in which any such Affected Employee is eligible to participate on or after the Closing Date. For purposes of this Section 7.1(f), references to Affected Employees shall include the Affected Employees as well as their eligible dependents who participate in the applicable plans.

7.2 Termination and Severance. Severance benefits shall be payable to an Affected Employee (taking into account prior service as described in Section 7.1(e)) if, on or prior to the first anniversary of the Closing Date, such Affected Employee’s employment with the Company or Purchaser terminates due to (i) a reduction in the Affected Employee’s total cash compensation; (ii) changing the Affected Employee from a comparable job position with respect to duties and responsibilities (without such employee’s consent); (iii) the relocation of such Affected Employee to an office of more than 25 miles from the Affected Employee’s job location (unless otherwise agreed to by such Affected Employee); or (iv) the termination of such employee for reasons other than cause, which shall be reasonably determined in accordance with policies of Purchaser applicable to similarly situated employees. Affected Employees eligible for severance under this Section 7.2 shall be entitled to severance benefits from Purchaser or its Affiliates in an amount equal to the lesser of (i) the severance benefits that would have been paid under the JPMorgan Chase Severance Pay Plan as in effect on the Closing Date had such plan remained applicable to such Affected Employee and (ii) the severance benefits payable under the JPMorgan Chase Severance Pay Plan as in effect on the date of termination. After the first anniversary of the Closing Date, Affected Employees will be governed by the severance policies of Purchaser and its Affiliates, as in effect from time to time thereafter.

7.3 Welfare Plans.

(a) With respect to each Affected Employee (including any beneficiary or dependent thereof), Seller Parent shall retain (i) all liabilities and obligations arising under any Seller Plan that is a group life, accident, medical, dental or disability plan or similar arrangement (whether or not insured) to the extent that such liability or obligation relates to claims incurred (whether or not reported) on or prior to the Closing Date and (ii) all liabilities and obligations arising under any worker’s compensation arrangement to the extent such liability or obligation relates to events occurring (whether or not reported) during the period prior to the Closing Date, including liability for any retroactive worker’s compensation premiums attributable to such period. Expenses and benefits with respect to claims incurred by Affected Employees or their covered dependents on or after the Closing Date shall be the responsibility of Purchaser and its Affiliates. For purposes of this Section 7.3, a claim is deemed incurred when the services that are the subject of the claim are performed; in the case of life insurance, when the death occurs; in the case of short-term or long-term disability benefits, when the disability occurs; and in the case of a hospital stay, when the employee or covered dependent first enters the hospital.

(b) With respect to any Excluded Employee who is in the hospital or is on short-term disability under any Seller Plan as of the Closing Date, Seller Parent shall be responsible for all claims and expenses incurred both before and after the Closing Date in connection with such Excluded Employee (or any beneficiary or dependent thereof), to the extent that such claims and expenses are covered by a Seller Plan, until such time, if any, that such Excluded Employee returns to full time employment with the Company.

7.4 Accrued Vacation. With respect to any accrued but unused vacation time to which any Affected Employee is entitled pursuant to the vacation policy applicable to such Affected Employee immediately prior to the Closing Date (the “Vacation Policy”) (as set forth in Section 7.4 of the Seller Disclosure Schedule), Purchaser and its Affiliates shall allow such Affected Employee to use such accrued vacation in accordance with the policy; provided, however, that if Purchaser deems it necessary to disallow such Affected Employee from taking such accrued vacation by the last day of the calendar year following the calendar year in which the Closing Date occurs, Purchaser and its Affiliates shall be liable for and pay in cash to such Affected Employee by no later than the last day of such calendar year an amount equal to such accrued vacation time calculated in accordance with the terms of the Vacation Policy; provided, further, that Purchaser shall be liable for and pay in cash an amount equal to any such remaining pre-Closing Date accrued vacation time to any Affected Employee whose employment terminates for any reason subsequent to the Closing Date.

7.5 COBRA. Seller Parent shall be responsible for all legally mandated continuation of health care coverage for all Affected Employees and any of their covered dependents who, prior to the Closing Date, participated in a Seller or Seller Parent welfare plan and who had or have a loss of health care coverage due to a qualifying event occurring on or prior to the Closing Date. Purchaser shall be responsible for all legally mandated continuation of health care coverage for all Affected Employees and any of their covered dependents who have a loss of health care coverage due to a qualifying event occurring following the Closing Date.

7.6 Incentive Compensation. Seller Parent shall assume liability for and shall be solely responsible (i) for the payment to any eligible Affected Employee of all incentive compensation under the 2005 Incentive Compensation Plan for the portion of the calendar year ending on the Closing Date, which amounts shall be paid to such Affected Employee by Seller Parent no later than the time by which incentive compensation under such plan is paid to all other participants in the plan with respect to the calendar year, and (ii) for the payment to any Affected Employee of any stay bonus or any other amounts owed under any retention agreement entered into between the Company, Seller or Seller Parent with such Affected Employee as a result of the transactions contemplated by this Agreement. Effective immediately upon the Closing, each Assumed Employee shall participate in Purchaser’s incentive compensation plans in accordance with their terms. Seller Parent and Seller shall use reasonable efforts to cause all employee retention agreements to which the Company is a party as of the date hereof, as referenced in Section 4.10(a) of the Seller Disclosure Schedule, to be terminated and replaced with agreements with an Affilate of Seller Parent other than the Company.

7.7 Qualified Plans. (a) Effective as of the Closing Date, except as required by Applicable Laws, each Affected Employee shall cease to accrue benefits, if any, under the JP Morgan Chase 401(k) Savings Plan (the “401(k) Plan”) and the JPMorgan Chase Retirement Plan (the “Retirement Plan”). Seller shall at all times maintain administration responsibilities and shall be responsible for the payment of benefits to current or former Affected Employees with respect to their vested interests in the plans.

(b) Effective as of the Closing Date, Seller Parent shall take, or cause Seller to take, any and all action necessary to fully vest the account balances of Affected Employees under (i) the 401(k) Plan and the Retirement Plan, respectively, and (ii) any non-qualified excess benefit, deferred compensation or incentive plan (but excluding any stock awards or resticted stock units granted in 2005, which shall continue to vest in accordance with their terms) (a “Non-Qualified Plan”) maintained by Seller Parent or Seller, and make all applicable contributions under the 401(k) Plan and any Non-Qualified Plan, respectively, otherwise provided for in the plan year in which the Closing occurs with respect to compensation earned by Affected Employees prior to the Closing Date, without regard to any provision of the 401(k) Plan or such Non-Qualified Plan requiring a minimum number of hours of service, or employment on any particular date, if the applicable Affected Employees would have qualified for a contribution if they had remained employed with Seller or the Company.

(c) Purchaser agrees that the Purchaser’s defined contribution plan, if any, will accept a direct rollover of the account of any Affected Employee in the 401(k) Plan or lump sum distribution from the Retirement Plan who elects to make such a direct rollover, including a direct rollover, in kind, of any loan(s) outstanding to any such Affected Employee under the 401(k) Plan; or Purchaser will provide a benefit with substantially similar economic value to such Affected Employee.

7.8 Third Party Beneficiaries. No provision of this Article VII shall create any third party beneficiary rights in any current or former employee of Seller Parent, Seller, the Company and their Affiliates, including any individual who becomes an Affected Employee and including any beneficiary or dependent thereof, in respect of continued employment or resumed employment, and no provision of this Article VII shall create any rights in any such persons in respect of any benefits that may be provided, directly or indirectly, under any employee benefit plan or arrangement.

ARTICLE VIII

CONDITIONS TO THE CLOSING

8.1 Conditions to Obligations of Each Party. The respective obligations of Purchaser, Seller and Seller Parent to consummate the transactions contemplated by this Agreement are subject to the satisfaction at or prior to the Closing Date of the following conditions:

(a) No Injunction. At the Closing Date, there shall be no (i) injunction, restraining order or decree of any Governmental Authority of competent jurisdiction in effect that restrains or prohibits the purchase of the Membership Interests or the consummation of the other transactions contemplated hereby or (ii) Applicable Law of any Governmental Authority of competent jurisdiction which prohibits, prevents or makes illegal the purchase of the Membership Interests or the consummation of the other transactions contemplated hereby.

(b) Regulatory Authorizations. All consents, authorizations, orders or approvals of each Governmental Authority specified in Sections 4.4(a) and 5.4(a) shall have been obtained and any applicable waiting periods in respect thereof shall have expired or been terminated, except for those the failure of which to have been obtained would not reasonably be expected to have a Material Adverse Effect.

(c) Third Party Consents. All Third Party Consents set forth in Section 8.1(c) of the Seller Disclosure Schedule shall have been obtained.

(d) Reorganization. The Reorganization shall have been consummated prior to or simultaneous with the Closing.

8.2 Additional Conditions to the Obligations of Purchaser. The obligations of Purchaser to consummate the transactions contemplated by this Agreement are subject to the satisfaction at or prior to the Closing Date of each of the following additional conditions:

(a) Representations and Warranties. Any failure of the representations and warranties of Seller and Seller Parent set forth in this Agreement (without giving effect to any materiality or Material Adverse Effect qualifications contained therein except in Section 4.6 and Section 4.9(ii)), individually or in the aggregate, to be true and correct as of the Closing Date as though made on and as of the Closing Date (except to the extent any such representation and warranty expressly speaks as of an earlier date, in which case each such representation and warranty shall be true and correct as of such earlier date), shall not have had, or shall not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) Performance of Covenants. Seller and Seller Parent shall have performed in all material respects all obligations and agreements, and complied in all material respects with all covenants and conditions, contained in this Agreement to be performed or complied with by them prior to or at the Closing Date.

(c) Ancillary Agreements. Each Ancillary Agreement shall have been duly executed and delivered by Seller and/or each Affiliate of Seller Parent party thereto.

8.3 Additional Conditions to the Obligations of Seller and Seller Parent. The obligations of Seller and Seller Parent to consummate the transactions contemplated by this Agreement are subject to the satisfaction at or prior to the Closing Date of each of the following additional conditions:

(a) Representations and Warranties. Any failure of any of the representations and warranties of Purchaser set forth in this Agreement (without giving effect to any materiality qualifications contained therein) individually or in the aggregate to be true and correct as of the Closing Date as though made on and as of the Closing Date (except to the extent any such representation and warranty expressly speaks as of an earlier date, in which case each such representation and warranty shall be true and correct as of such earlier date), shall not have had, or shall not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Seller Parent or its Affiliates or prohibit or otherwise materially impair the ability of Purchaser to consummate the transactions contemplated hereby or perform its obligations hereunder on a timely basis.

(b) Performance of Covenants. Purchaser shall have performed in all material respects all obligations and agreements, and complied in all material respects with all covenants and conditions, contained in this Agreement to be performed or complied with by it prior to or at the Closing Date.

(c) Ancillary Agreements. Each Ancillary Agreement shall have been duly executed and delivered by Purchaser and/or each Affiliate of Purchaser party thereto.

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

9.1 Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing Date:

(a) By mutual written consent of Seller and Seller Parent, on the one hand, and Purchaser, on the other hand;

(b) By Seller and Seller Parent upon written notice given to Purchaser in the event of a breach or default in the performance by Purchaser of any covenant or agreement contained in this Agreement, which breach or default (i) would constitute grounds, either individually or in the aggregate, for Seller and Seller Parent to elect not to consummate the transactions contemplated hereby pursuant to Section 8.3(b) and (ii) has not been, or by its terms cannot be, cured within 30 days after written notice of such breach or default, describing such breach or default in reasonable detail, is given by Seller and Seller Parent to Purchaser;

(c) By Purchaser upon written notice given to Seller and Seller Parent in the event of a breach or default in the performance by Seller or Seller Parent of any covenant or agreement contained in this Agreement, which breach or default (i) would constitute grounds, either individually or in the aggregate, for Purchaser to elect not to consummate the transactions contemplated hereby pursuant to Section 8.2(b) and (ii) has not been, or by its terms cannot be, cured within 30 days after written notice of such breach or default, describing such breach or default in reasonable detail, is given by Purchaser to Seller and Seller Parent;

(d) By either Seller and Seller Parent, on the one hand, or Purchaser, on the other hand, upon written notice to the non-terminating parties in the event that any Governmental Authority (including any court of competent jurisdiction) the consent of which is necessary for the consummation of the transactions contemplated hereby shall have issued an order, decree or ruling or taken any other official action enjoining or otherwise prohibiting the transactions contemplated by this Agreement or denying approval of any application or notice for an approval necessary to consummate such transactions, and such order, decree, ruling or other action shall have become final and non-appealable; or

(e) By Seller and Seller Parent, on the one hand, or Purchaser, on the other hand, upon written notice given to the non-terminating parties in the event that the Closing shall not have taken place on or before June 30, 2006, provided that the failure of the Closing to occur on or before such date is not the result of a breach of any covenant or agreement hereunder by the parties seeking such termination.

9.2 Effect of Termination. In the event of the termination of this Agreement as provided above, this Agreement (other than this Section) shall become void and of no further force and effect, and there shall be no duties, liabilities or obligations of any kind or nature whatsoever on the part of any party hereto to the other parties based either upon this Agreement or the transactions contemplated hereby, except that the obligations of the parties referred to in the last sentence of Section 6.2 and in Section 12.5 shall continue to apply following any such termination of this Agreement and except that termination of this Agreement shall not relieve any party of any liability for damages resulting from any willful or intentional breach of this Agreement prior to the time of such termination.

ARTICLE X

TAX MATTERS

10.1 Taxes.

(a) The parties hereto shall comply with their obligations under Section 6.8 hereof and otherwise furnish or cause to be furnished to each other, promptly upon reasonable request, any information and reasonable assistance relating to the Company as the requesting party deems reasonably necessary in connection with the filing of any Tax Returns, the preparation for any audit by any Taxing authority, the response to any inquiry by a Tax authority, the mailing or filing of any notice and the prosecution or defense of any claim, suit or proceeding relating to any Tax Returns or any other filing required to be made with any Tax authority or any other matter related to Taxes. Except as otherwise provided herein, (i) Seller shall have the exclusive authority to file or cause to be filed all Tax Returns that are required to be filed with respect to the Company for all taxable years or periods ending on or prior to the Closing Date, provided, that in the case of any such Tax Return that is to be signed by an officer or employee of the Company after the Closing, the Seller shall deliver the relevant Tax Return to Purchaser for review at least fifteen (15) days prior to the date, taking into account any relevant extension, on which the Tax Return is due and shall consider in good faith Purchaser’s comments thereon, and (ii) except as provided in clause (i), Purchaser shall have the exclusive obligation and authority to file or cause to be filed all Tax Returns that are required to be filed with respect to Taxes imposed upon or by reference to the Company, for any taxable year or other taxable period (including any period beginning on or before and ending after the Closing Date (a “Straddle Period”), provided that in the case of any Tax Return for a Straddle Period, Purchaser shall deliver the return to Seller for its review and approval (which shall not be unreasonably withheld or delayed) at least fifteen (15) days prior to the date, taking into account any relevant extensions, on which the Tax Return is due); provided, however, items set forth on such Tax Returns shall be treated in a manner consistent with the past practices (taking into account any amended Tax Returns and the submission of any IRS Forms 3115) with respect to such items unless otherwise required by law. For purposes of this Article X, in the case of any Taxes that are payable for a Straddle Period, the portion of such Tax related to the portion of such period ending on the Closing Date shall (x) in the case of any Taxes other than gross receipts, sales or use Taxes and Taxes based upon or related to income, be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction the numerator of which is the number of days in the Tax period ending on and including the Closing Date and the denominator of which is the number of days in the entire Tax period, and (y) in the case of any Tax based upon or related to income and any gross receipts, sales or use Tax, be deemed equal to the amount which would be payable if the relevant Tax period ended on and included the Closing Date. All determinations necessary to give effect to the allocation set forth in the foregoing clause (y) shall be made in a manner consistent with prior practice of the Company.

(b) Notwithstanding anything in this Agreement to the contrary, all Tax Returns based on net income and filed by Seller for periods ending on or prior to the Closing Date shall remain the property of the Seller. Purchaser shall be given access to such Tax Returns as is reasonably necessary for it to complete the preparation of its own Tax Returns or Financial Statements, or in connection with any examination of any Tax Return of the Purchaser by any Taxing Authority. Any Tax sharing agreement or arrangement between the Company or Seller with respect to the Company, on the one hand, and Seller and any of its Affiliates, on the other hand, shall be terminated as of the Closing Date, and all payments thereunder settled immediately prior to the Closing, with no payments permitted thereunder on or after the Closing.

(c) Purchaser shall, if Seller or Seller Parent so requests, and at Seller’s expense, cooperate with Seller and its Affiliates to file for and obtain any Tax refund or credit related to the Company that relates to any period ending on or prior to the Closing Date, provided that such filing is not reasonably expected to increase the Taxes of the Company or Purchaser or any of its Affiliates in any post-Closing Date period, and if Purchaser at any time receives a Tax refund or credit related to the Company that relates to any period prior to the Closing Date (and that was not taken into account in the computation of the Closing Date Adjusted Book Value pursuant to Section 2.3 of this Agreement) then it shall promptly pay over such refund or the amount of such credit to Seller.

(d) All Transfer Taxes shall be paid one-half by Purchaser and one-half by Seller when due (regardless of the party upon whom such Transfer Taxes are initially imposed), and the party required by applicable law will file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes and, if required by applicable law, the other party will join in the execution of any such Tax Returns and other documentation. The expense of such filings shall be paid one-half by Purchaser and one-half by Seller. Notwithstanding the foregoing, Purchaser’s aggregate liability under this Section 10.1(d) shall not exceed $100,000, and all Transfer Taxes and expenses of filings in excess of that amount shall be borne by Seller.

(e) Purchaser hereby assumes Seller’s entire information reporting obligations (but not the Seller’s Tax withholding, remittance or payment obligations) with respect to information Tax Returns of the Company (including Forms 1042-S, forms in the series 1098, 1099 and 5498, and Forms W-2G) required to be filed with respect to the taxable year of the Closing, provided, that the relevant Taxing Authority permits a single Tax Return to be filed for the year of the Closing, and provided, that Seller shall have furnished Purchaser with all information and reasonable assistance relating to transactions occurring during the pre-Closing portion of the taxable year of the Closing, in accordance with Section 10.1(a). Purchaser and Seller intend for their agreement in this Section to meet, and Purchaser agrees to satisfy, each of the requirements of Section 5 of IRS Revenue Procedure 99-50, as amended, modified, supplemented or replaced from time to time. Notwithstanding the foregoing, in the event the Closing occurs within the last three months of the 2005 calendar year, Seller shall retain the obligations described in the first sentence of this Section 10.1(e) for periods through the Closing Date, and Purchaser shall assume obligations for periods thereafter (provided that Seller shall use its reasonable best efforts to provide any cooperation and assistance to Purchaser that would facilitate Purchaser’s fulfillment of such obligations with respect to the period beginning on the day after the Closing Date and ending at the end of the 2005 calendar year). Nothing in this Section 10.1(e) shall in any way limit or otherwise reduce Seller’s indemnification for Taxes under Article XI hereof.

ARTICLE XI

INDEMNIFICATION

11.1 Indemnification by Seller and Seller Parent. (a) From and after the Closing Date, subject to the other provisions of this Article XI, Seller and Seller Parent, jointly and severally, agree to indemnify Purchaser and its officers, directors, employees and Affiliates (including the Company after the Closing) (collectively, the “Indemnified Purchaser Entities”) and to hold each of them harmless from and against, any and all actions, causes of actions, suits, proceedings, demands, assessments, judgments, settlements, claims, liabilities, losses, costs, Taxes, damages, fines, fees, deficiencies, expenses or penalties (including reasonable attorneys’ fees, expenses and disbursements in connection with any action, suit or proceeding against such Person but excluding, in any case, loss of profits or other consequential damages and punitive or other exemplary damages, except to the extent that such damages have been awarded to a Third Party against an Indemnified Party) (collectively, “Damages”) suffered, paid or incurred by any Indemnified Purchaser Entity resulting from or caused by: (i) any failure of any of the representations and warranties made by Seller and Seller Parent in Article IV of this Agreement (other than those made in Section 4.11 (Taxes)) to be true and correct as of the date of this Agreement or as of, and as if made on, the Closing Date (or, in the case of any representations and warranties that expressly speak as of an earlier date, as of such earlier date); provided, however, that if any such representation or warranty (other than the representations and warranties contained in Section 4.6 or Section 4.9(ii)) is qualified in any respect by materiality or

Material Adverse Effect, for purposes of this paragraph, such qualifiers will in all respects be ignored; (ii) any nonfulfillment or breach by Seller or Seller Parent of any covenant or agreement of Seller or Seller Parent contained in this Agreement; and (iii) any Excluded Liabilities.

(b) Notwithstanding anything to the contrary contained in this Section 11.1, the Indemnified Purchaser Entities shall be entitled to indemnification pursuant to Section 11.1(a) with respect to any claim for indemnification pursuant to Section 11.1(a)(i):

(i) only if the amount of Damages with respect to such claim exceeds $100,000 (any claim involving Damages equal to or less than such amount being referred to as a “De Minimis Claim”);

(ii) only if, and then only to the extent that, the aggregate Damages to all Indemnified Purchaser Entities (without duplication), with respect to all claims for indemnification pursuant to Section 11.1(a)(i) (other than De Minimis Claims), exceed $10,000,000 (the “Deductible”), whereupon (subject to the provisions of Section 11.1(b)(iii) below) Seller and Seller Parent shall be obligated to pay in full all such amounts but only to the extent such aggregate Damages are in excess of the amount of the Deductible; and provided that the Indemnified Purchaser Entities shall not be entitled to aggregate Damages in excess of five percent (5%) of the Purchase Price; and

(iii) only with respect to claims for indemnification made on or before the last day of the applicable Survival Period.

11.2 Indemnification by Purchaser. (a) In addition to and not in limitation of the indemnities provided in Section 6.4 (which section sets forth the exclusive remedy of the parties hereto in respect of the matters covered thereby), from and after the Closing Date, subject to the other provisions of this Article XI, Purchaser agrees to indemnify Seller and Seller Parent and their respective officers, directors, employees and Affiliates (collectively, the “Indemnified Seller Entities”) and to hold each of them harmless from and against any and all Damages suffered, paid or incurred by any Indemnified Seller Entity resulting from or caused by: (i) any failure of any of the representations and warranties made by Purchaser in Article V of this Agreement to be true and correct as of the date of this Agreement or as of, and as if made on, the Closing Date (or, in the case of any representations and warranties that expressly speak as of an earlier date, as of such earlier date); provided, however, that if any such representation or warranty is qualified in any respect by materiality or Material Adverse Effect, for purposes of this paragraph, such qualifiers will in all respects be ignored; (ii) any nonfulfillment or breach by Purchaser of any covenant or agreement of Purchaser contained in this Agreement; and (iii) any action taken by Purchaser or its Affiliates after the Closing Date in connection with the conduct of the businesses of the Company except for actions required under this Agreement.

(b) Notwithstanding anything to the contrary contained in this Section 11.2, the Indemnified Seller Entities shall be entitled to indemnification pursuant to Section 11.2(a) with respect to any claim for indemnification pursuant to Section 11.2(a)(i):

(i) only with respect to claims which do not constitute De Minimis Claims;

(ii) only if, and then only to the extent that, the aggregate Damages to all Indemnified Seller Entities (without duplication), with respect to all claims for indemnification pursuant to Section 11.2(a)(i) (other than De Minimis Claims), exceed the amount of the Deductible, whereupon (subject to the provisions of Section 11.2(b)(iii) below) Purchaser shall be obligated to pay in full all such amounts but only to the extent such aggregate Damages are in excess of the amount of the Deductible; and provided that the Indemnified Seller Entities shall not be entitled to aggregate Damages in excess of five percent (5%) of the Purchase Price; and

(iii) only with respect to claims for indemnification made on or before the last day of the applicable Survival Period.

11.3 Indemnification Procedures. (a) If an Indemnified Purchaser Entity or an Indemnified Seller Entity (each, an “Indemnified Entity”) believes that a claim, demand or other circumstance exists that has given or may reasonably be expected to give rise to a right of indemnification under this Article XI (whether or not the amount of Damages relating thereto is then quantifiable), such Indemnified Entity shall assert its claim for indemnification by giving written notice thereof (a “Claim Notice”) to the parties from which indemnification is sought (collectively, the “Indemnifying Party”) (i) if the event or occurrence giving rise to such claim for indemnification is, or relates to, a claim, suit, action or proceeding, including an audit or proceeding with respect to Taxes, brought by a Person not a party to this Agreement or Affiliated with any such party (a “Third Party”), within 30 days following receipt of notice of such claim, suit, action or proceeding by such Indemnified Entity, or (ii) if the event or occurrence giving rise to such claim for indemnification is not, or does not relate to, a claim, suit, action or proceeding brought by a Third Party, within 30 days after the discovery by the Indemnified Entity of the circumstances giving rise to such claim for indemnity. Each Claim Notice shall describe the claim in reasonable detail and shall provide an estimate to the extent then quantifiable of the amount of Damages relating thereto. Failure of the Indemnified Entity to give notice as set forth in this Section 11.3 shall not affect the indemnification provided under clause (i) above except and to the extent the Indemnifying Party is actually and materially prejudiced as a result of such failure.

(b) If any claim or demand by an Indemnified Entity under this Article XI relates to an action or claim filed or made against an Indemnified Entity by a Third Party, the Indemnifying Party may elect to assume at its sole cost and expense the defense thereof with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnified Party by written notice to the Indemnified Party. Should the Indemnifying Party so elect to assume the defense of a Third Party claim, the Indemnifying Party will not be liable to the Indemnified Party for legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof, unless counsel to the Indemnified Party advises such Indemnified Party in writing that the Third Party claim involves potential conflicts of interest which make representation of both the Indemnifying Party and the Indemnified Party inappropriate. If the Indemnifying Party assumes such defense, the Indemnified Party shall have the right to participate in the defense thereof and to employ counsel (which shall be at its own expense, except as provided in the immediately preceding sentence) separate from the counsel employed by the Indemnifying Party, it being understood that the Indemnifying Party shall control such defense. The Indemnifying Party may pay, settle or compromise a Third Party claim, provided that no such settlement or compromise shall be permitted without the prior written consent of the Indemnified Party (which shall not be unreasonably withheld or delayed) if it would impose any material injunctive relief or other material nonmonetary obligation binding on the Indemnified Party or any monetary damages (including Taxes) that would not be fully indemnified hereunder (subject to the penultimate sentence of this Section 11.3(b). If the Indemnifying Party (i) advises such Indemnified Entity in writing that the Indemnifying Party will not elect to defend, settle or compromise such action or claim or (ii) fails to make such an election in writing, such Indemnified Entity may, at its option, defend, settle or otherwise compromise or pay such action or claim; provided that any such settlement or compromise shall be permitted hereunder only with the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld. Unless and until the Indemnifying Party makes an election in accordance with this Section 11.3(b) to defend, settle or compromise such action, all of the Indemnified Entity’s reasonable costs and expenses arising out of the defense, settlement or compromise of any such action or claim shall be Damages subject to indemnification hereunder to the extent provided herein. Each Indemnified Entity shall make available to the Indemnifying Party all information reasonably available to such Indemnified Entity relating to such action or claim. In addition, the parties shall render to each other such assistance as may reasonably be requested in order to ensure the proper and adequate defense of any such action or claim. In the event the Indemnifying Party assumes the defense of (or otherwise elects to negotiate or settle or compromise) any action or claim as described above, the Indemnified Entity shall reimburse the Indemnifying Party for all costs and expenses incurred by the Indemnifying Party in connection with such defense (or negotiation, settlement or compromise) to the extent that such costs and expenses do not exceed the amount of the remaining Deductible. Notwithstanding anything in this Agreement to the contrary, in the case of any audit or other Tax proceeding in respect of a taxable period of Purchaser or any of its Affiliates (including, from and after the Closing, the Company) ending after the Closing Date, Purchaser shall have sole control of the conduct and resolution of such audit or other proceeding, provided that Purchaser (i) will keep Seller promptly informed of any developments relating to any Excluded Taxes that are at issue in such audit or proceeding, (ii) will consider in good faith any proposals made by Seller regarding the conduct of such audit or proceeding in relation to such Excluded Taxes and (iii) will not settle or otherwise compromise any issue in a manner that would adversely affect the Tax liability of the Seller or any of its Affiliates for any taxable year or period (or portion thereof) ending on or prior to the Closing Date without the Seller’s prior written consent (not to be unreasonably withheld).

11.4 General. (a) Each Indemnified Entity shall be obligated in connection with any claim for indemnification under this Article XI to use all commercially reasonable efforts to obtain any insurance proceeds available to such Indemnified Entity with regard to the applicable claims and to recover any amounts to which it may be entitled in respect of the applicable claims pursuant to contractual or other indemnification rights that they may have against Third Parties. The amount that the Indemnifying Party is or may be required to pay to any Indemnified Entity pursuant to this Article XI shall be reduced (retroactively, if necessary) by any insurance proceeds, net tax benefits, if any (it being understood that net tax benefits shall be computed on a hypothetical (rather than actual) basis, using an assumed 40% tax rate and taking into account (x) any Tax decrease resulting from a Tax deduction in respect of indemnified Damages and (y) any Tax increase resulting from the Indemnified Party’s receipt of payments under this Article XI in respect of indemnified Damages (including any Tax increase that results from the loss of Tax deductions by reason of a decrease in the Purchase Price corresponding to the amount of such payments in accordance with Section 11.4(e)), it being further understood that for this purpose any Tax increase resulting from a decrease in Purchase Price shall be calculated on a present value basis, assuming a 15-year amortization period) or other amounts actually recovered by or on behalf of such Indemnified Entity in reduction of the related Damages. If an Indemnified Entity shall have received the payment required by this Agreement from the Indemnifying Party in respect of Damages and shall subsequently receive insurance proceeds, net tax benefits or other amounts in respect of such Damages, then such Indemnified Entity shall promptly repay to the Indemnifying Party a sum equal to the amount of such insurance proceeds, net tax benefits or other amounts actually received.

(b) In addition to the requirements of Section 11.4(a), each Indemnified Entity shall be obligated in connection with any claim for indemnification under this Article XI to use all commercially reasonable efforts to mitigate Damages upon and after becoming aware of any event which could reasonably be expected to give rise to such Damages.

(c) The Indemnifying Party shall be subrogated to any right of action which the Indemnified Entity may have against any other Person with respect to any matter giving rise to a claim for indemnification hereunder.

(d) The indemnification provided in this Article XI shall be the exclusive post-Closing remedy available to any party hereto with respect to any breach of any representation, warranty, covenant or agreement in this Agreement, or otherwise in respect of the transactions contemplated by this Agreement, except as otherwise expressly provided in this Agreement.

(e) The amount of any payments made pursuant to this Article XI shall be treated by Purchaser and Seller and their respective Affiliates as adjustments to the Purchase Price for all Tax purposes, except to the extent that a contrary treatment is required by Applicable Law.

ARTICLE XII

GENERAL PROVISIONS

12.1 Survival. Each of the representations and warranties of the parties hereunder shall survive the Closing to and until the date which is eighteen months after the Closing Date, at which date they shall terminate and be of no further force or effect; provided that the representations and warranties in Section 4.11 (Taxes) shall survive until the date that is 60 days after the expiration of the applicable statute of limitations (such applicable period, the “Survival Period”). Notwithstanding the foregoing, any representation or warranty in respect of which indemnity may be sought under Article XI of this Agreement shall survive the time at which it would otherwise terminate pursuant to this Section 12.1 if written notice of a claim for indemnification in respect of such representation or warranty shall have been duly given prior to such time, in which event such representation or warranty shall survive solely with respect to such claim until the final resolution thereof.

12.2 Notices. All notices and other communications required or permitted to be given hereunder shall be in writing and shall be deemed given if delivered personally, transmitted by facsimile (and telephonically confirmed), mailed by registered or certified mail with postage prepaid and return receipt requested, or sent by commercial overnight courier, courier fees prepaid (if available; otherwise, by the next best class of service available), to the parties at the following addresses:

(a)	if to Purchaser, at:

E*TRADE Financial Corporation

671 North Glebe Road

Arlington, VA 22203

Attn.: Russell S. Elmer, General Counsel and Corporate Secretary

Telecopy: (571) 227-7426

Confirmation:  (703) 236-8610

with a copy to:

Clifford Chance US LLP

31 West 52nd Street

New York, NY

Attn.: Karl A. Roessner

Telecopy: (212) 878-8375

Confirmation:  (212) 878-8335

(b)	if to Seller or Seller Parent, at:

JPMorgan Chase & Co.

522 Fifth Avenue

New York, NY 10036

Attention: Paul Scibetta

Telecopy: (212) 837-5132

Confirmation:  (212) 837-1320

with copies to:

JPMorgan Chase Bank, N.A.

522 Fifth Avenue

New York, NY 10036

Attention: Marianne Zychal

Telecopy: (212) 383-0246

Confirmation:  (212) 837-1912

and to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017-3909

Attn: Lee Meyerson

        Maripat Alpuche

Telecopy: (212) 455-2502

Confirmation:  (212) 455-2500

or to such other Person or address as any party shall specify by notice in writing to the other parties in accordance with this Section 12.2. All such notices or other communications shall be deemed to have been received on the date of the personal delivery or on the third Business Day after the mailing or dispatch thereof; provided that notice of change of address shall be effective only upon receipt.

12.3 Amendment and Modification; Waiver. (a) This Agreement and the Disclosure Schedules hereto may not be amended except by an instrument or instruments in writing signed and delivered on behalf of each of the parties hereto.

(b) At any time prior to the Closing Date, any party hereto which is entitled to the benefits hereof may (i) extend the time for the performance of any of the obligations or other acts of the other parties, (ii) waive any inaccuracy in the representations and warranties of any other party contained herein or in any schedule hereto or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements of any other party or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid if set forth in an instrument in writing signed and delivered on behalf of such party.

12.4 Entire Agreement. This Agreement (including the Disclosure Schedules, documents and instruments referred to herein), the Ancillary Agreements and the Confidentiality Agreement constitute the entire agreement and supersede all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

12.5 Fees and Expenses. Whether or not the transactions contemplated hereby are consummated, all fees and expenses incurred in connection with this Agreement, and the transactions contemplated hereby, shall be paid by the party incurring such expenses.

12.6 Disclosure Schedules. The parties hereto agree that, for purposes of the representations and warranties in this Agreement, items disclosed in one Section of the Seller Disclosure Schedule are deemed to be disclosed in all other Sections of the Seller Disclosure Schedule and items disclosed in one Section of the Purchaser Disclosure Schedule are deemed to be disclosed in all other Sections of the Purchaser Disclosure Schedule, in each case to the extent that it is reasonably apparent on the face of such disclosure that it would be applicable to such other Sections of the Seller Disclosure Schedule or the Purchaser Disclosure Schedule, as applicable. The disclosure of any item or matter in the Seller Disclosure Schedule or the Purchaser Disclosure Schedule shall not be deemed to constitute an admission by Seller or Seller Parent or by Purchaser, as applicable, that such item or matter is material for purposes of this Agreement.

12.7 Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to confer upon any Person other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

12.8 Specific Performance. The parties agree that if any of the provisions of this Agreement were not performed by the parties hereto in accordance with their specific terms or were otherwise breached thereby, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that each party hereto will be entitled to specific performance to prevent breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which it may be entitled at law or in equity.

12.9 Assignment; Binding Effect. This Agreement shall not be assigned by any party hereto without the prior written consent of the other parties. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

12.10 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND DUTIES OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

12.11 Jurisdiction. (a) The parties hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the courts of the State of New York and of the United States of America located in the Southern District of New York with respect to any actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby. The parties hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this agreement or the transactions contemplated hereby, in the courts of the State of New York and of the United States of America located in the Southern District of New York, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

(b) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY

12.12 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

12.13 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on their behalf by their respective officers hereunto duly authorized all as of the date first written above.

J.P. MORGAN INVEST INC.

By:	/S/ PAUL L. SCIBETTA
Name:	Paul L. Scibetta
Title:	Vice President

JPMORGAN CHASE & CO.

By:	/S/ JAMES E. STALEY
Name:	James E. Staley
Title:	Executive Officer

E*TRADE FINANCIAL CORPORATION

By:	/S/ MITCHELL H. CAPLAN
Name:	Mitchell H. Caplan
Title:	Chief Executive Officer